Exhibit 10.2

Execution Version

CREDIT AND GUARANTY AGREEMENT

Dated as of March 13, 2026

by and among

AMERICAN VANGUARD CORPORATION,

as Holdings,

AMVAC CHEMICAL CORPORATION,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS LOAN PARTIES,

BMO BANK N.A.,

as Administrative Agent, Syndication Agent, Collateral Agent,

Sole Lead Arranger and Book Runner

COMPEER FINANCIAL, PCA

as Co-Documentation Agent

and

THE LENDERS PARTY HERETO

-i-

ARTICLE 4 CONDITIONS TO TERM LOAN		52
4.01	Conditions Precedent to Effectiveness	52

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		56
5.01	Existence, Qualification and Power	56
5.02	Authorization; No Contravention	56
5.03	Governmental Authorization; Other Consents	56
5.04	Binding Effect	57
5.05	Financial Statements; No Material Adverse Effect	57
5.06	Litigation	57
5.07	No Default	57
5.08	Ownership of Property; Liens	57
5.09	Environmental Compliance	57
5.10	Insurance	58
5.11	Taxes	58
5.12	ERISA Compliance	59
5.13	Subsidiaries	59
5.14	Margin Regulations; Investment Company Act; Use of Proceeds	60
5.15	Disclosure	60
5.16	Compliance with Laws	60
5.17	Intellectual Property; Licenses, Etc.	60
5.18	[Reserved]	61
5.19	Labor Matters	61
5.20	Business Locations	61
5.21	Perfection of Security Interests in the Collateral	62
5.22	Solvency	62
5.23	Status as Senior Debt, Subordinated Debt	62
5.24	Beneficial Ownership Certification	62
5.25	[Reserved]	62
5.26	[Reserved]	62
5.27	[Reserved]	62
5.28	Patriot Act	62
5.29	OFAC and Anti-Corruption	63

ARTICLE 6 AFFIRMATIVE COVENANTS		63
6.01	Financial Statements	63
6.02	Certificates; Other Information	64
6.03	Notices	66
6.04	Payment of Taxes; Tax Returns	66
6.05	Preservation of Existence, Etc.	67
6.06	Maintenance of Properties	67
6.07	Maintenance of Insurance	67
6.08	Compliance with Laws	68
6.09	Books and Records	68
6.10	Inspection Rights	68

-ii-

6.11	Use of Proceeds	69
6.12	Additional Subsidiaries and Certain Other Actions	69
6.13	ERISA	69
6.14	Further Assurances	70
6.15	Covenant with Respect to Environmental Matters	70
6.16	Anti-Cash Hoarding	71
6.17	Lenders’ Meetings; Lender Calls	71
6.18	Post-Closing Covenants	72
6.19	Holdings Asset and Operations Transfer	72
6.20	Patriot Act; OFAC	72
6.21	Account Control Agreements; Bank Accounts	72
6.22	[Reserved]	72
6.23	Operational Consultant	72

ARTICLE 7 NEGATIVE COVENANTS		73
7.01	Indebtedness	73
7.02	Liens	75
7.03	Investments	77
7.04	Fundamental Changes	78
7.05	Dispositions	79
7.06	Restricted Payments	80
7.07	Change in Nature of Business	81
7.08	Transactions with Affiliates and Insiders	81
7.09	Burdensome Agreements	81
7.10	Use of Proceeds	82
7.11	Subordinated Indebtedness	82
7.12	Certain Agreements; Fiscal Year; Legal Name, State of Formation and Form of Entity; Accounting	83
7.13	[Reserved]	83
7.14	[Reserved]	83
7.15	Limitation on Transfers to Holdings	83
7.16	[Reserved]	84
7.17	[Reserved]	84
7.18	Transfers of Intellectual Property and Other Material Assets	84

ARTICLE 8 RESERVED		84

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES		84
9.01	Events of Default	84
9.02	Remedies upon Event of Default	87
9.03	Collections of Rents and Profits by Receiver or Administrative Agent	87
9.04	Application of Funds	87

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ARTICLE 10 GUARANTY		88
10.01	The Guaranty	88
10.02	Obligations Unconditional	89
10.03	Reinstatement	89
10.04	Waivers	90
10.05	Remedies	90
10.06	Contribution by Guarantors	91
10.07	Guarantee of Payment; Continuing Guarantee	91
10.08	Subordination of Other Obligations	91

ARTICLE 11 THE ADMINISTRATIVE AGENT		92
11.01	Appointment and Authorization of Administrative Agent	92
11.02	Delegation of Duties	93
11.03	Liability of Administrative Agent	93
11.04	Reliance by Administrative Agent	95
11.05	Notice of Default	95
11.06	Credit Decision; Disclosure of Information by Administrative Agent	96
11.07	Indemnification of Administrative Agent	96
11.08	Administrative Agent in its Individual Capacity	97
11.09	Successor Administrative Agent	97
11.10	Administrative Agent May File Proofs of Claim	98
11.11	Collateral and Guaranty Matters	98
11.12	Other Agents	99
11.13	Lead Arranger and Book Runner	99
11.14	Additional Secured Parties	99
11.15	Exclusive Right to Enforce Rights and Remedies	100
11.16	Erroneous Payments	101
11.17	Withholding Tax	103

ARTICLE 12 MISCELLANEOUS		103
12.01	Amendments, Etc.	103
12.02	Notices and Other Communications; Facsimile Copies	105
12.03	No Waiver; Cumulative Remedies	106
12.04	Attorney Costs, Expenses	107
12.05	Indemnification by the Loan Parties	107
12.06	Payments Set Aside	109
12.07	Successors and Assigns	109
12.08	Confidentiality	114
12.09	Set-off	116
12.10	Interest Rate Limitation	116
12.11	Counterparts	116
12.12	Integration	117
12.13	Survival of Representations and Warranties	117
12.14	Severability	117
12.15	Replacement of Lenders	117
12.16	Governing Law	118
12.17	Waiver of Right to Trial by Jury	118

-iv-

12.18	USA Patriot Act Notice	119
12.19	Nonliability of Lenders	119
12.20	Certain Intercreditor Provisions	119
12.21	[Reserved]	120
12.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	120

EXHIBITS

A-1	Form of Loan Notice
A-2	[Reserved]
A-3	[Reserved]
B	Form of Note
C	Form of Compliance Certificate
D	Form of Solvency Certificate
E	Form of Assignment and Assumption Agreement
F	[Reserved]
G-1	Form of U.S. Tax Compliance Certificate
G-2	Form of U.S. Tax Compliance Certificate
G-3	Form of U.S. Tax Compliance Certificate
G-4	Form of U.S. Tax Compliance Certificate

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.10	Insurance
5.13	Capitalization
5.17	IP Rights
5.19	Labor Matters
5.20(a)	Locations of Real Property
5.20(b)	Locations of Tangible Personal Property
5.20(c)	Loan Party Information
5.20(d)	Excluded Subsidiaries
6.12	Agreed Security Principles
6.18	Post-Closing Covenants
6.21	Accounts
7.01	Indebtedness Existing on the Closing Date
7.02	Liens Existing on the Closing Date
7.03	Investments Existing on the Closing Date
7.09	Closing Date Burdensome Agreements
12.02	Certain Addresses for Notices

-v-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is entered into as of March 13, 2026 among AMERICAN VANGUARD CORPORATION, a Delaware corporation (“Holdings”), AMVAC CHEMICAL CORPORATION, a California corporation (“Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, BMO BANK N.A. (“BMO”), as administrative agent, documentation agent, syndication agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), COMPEER FINANCIAL, PCA, as co-documentation agent (“Co-Documentation Agent”), and BMO, as sole lead arranger and book runner (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger and Book Runner”).

R E C I T A L S:

WHEREAS, Borrower, certain Affiliates of Borrower, Administrative Agent and the other parties are parties to the Existing Credit Agreement (as defined herein), pursuant to which Borrower and certain Affiliates of Borrower were provided with certain financial accommodations;

WHEREAS, as of the date hereof, the outstanding amount of the obligations owing by the Borrower and certain of its Affiliates owing to the Administrative Agent and the lenders party to the Existing Credit Agreement is $200,707,353.26 (the “Existing Obligations”);

WHEREAS, concurrently herewith, the Borrower is entering into that certain Credit and Guaranty Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “First Priority Credit Agreement”) by and among Holdings, Borrower, such other guarantors party thereto, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent to the lenders, pursuant to which Borrower shall receive a secured term loan facility in an aggregate principal amount of $225,000,000 for the purposes set forth therein, including, but not limited to, paying off a part of the Existing Obligations; and

WHEREAS, the Borrower has requested that the Lenders provide a second priority term loan facility, junior to the First Priority Credit Agreement, in an aggregate principal amount of $60,000,000, for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means the administrative agent under the ABL Loan Documents, and its successors and permitted assigns.

“ABL Credit Agreement” means any credit agreement or similar financing agreement governing any ABL Facility permitted hereunder, as the same may be amended, restated, amended and restated, supplemented or modified from time to time in accordance therewith and with the ABL Intercreditor Agreement; provided that, for the avoidance of doubt, the ABL Credit Agreement may be the First Priority Credit Agreement.

“ABL Facility” means any revolving credit facility permitted under Section 7.01(d)(ii) hereof.

“ABL Facility Obligations” means all obligations outstanding under any ABL Credit Agreement.

“ABL Intercreditor Agreement” means an intercreditor agreement approved by the First Priority Required Lenders, by and between ABL Agent, Administrative Agent and First Priority Agent and acknowledged and consented to by the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, the ABL Intercreditor Agreement may be the Term Intercreditor Agreement, as such agreement may be amended or supplemented in a manner approved by the First Priority Required Lenders to cause the ABL Facility Obligations to be subject thereto.

“ABL Loan Documents” means the ABL Credit Agreement and any other “Loan Documents” (as defined in the ABL Credit Agreement).

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) all or substantially all of the Property of another Person or (ii) all or substantially all of the Capital Stock of another Person, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” has the meaning set forth in the preamble of this Agreement, and shall include any successor administrative agent appointed pursuant to Section 11.09.

“Administrative Agent’s Account” means the Administrative Agent’s account as the Administrative Agent may from time to time provide in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied or otherwise approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and its Approved Funds, and the officers, directors, employees, agents, advisors and controlling Persons and attorneys-in-fact of such Persons, provided, however, that for the purposes of this Agreement, no Agent-Related Person shall be deemed an Affiliate of Holdings, the Borrower or the Guarantors.

“Aggregate Payments” has the meaning set forth in Section 10.06.

“Agreed Security Principles” has the meaning set forth on Schedule 6.12.

“Agreement” means this Credit and Guaranty Agreement, as amended, restated, amended and restated, modified, supplemented and extended from time to time.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules and regulations concerning or relating to bribery or corruption applicable to Holdings, the Borrower or their respective subsidiaries from time to time, including as applicable the United Kingdom Bribery Act 2010 and laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Margin” means Two Percent (2.00%) per annum.

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); and (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided, in no event shall a Disqualified Institution be an Approved Fund.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, or such other form approved by the Administrative Agent and the Borrower.

“Attorney Costs” means and includes all reasonable and reasonably documented fees, expenses and disbursements of any law firm or other external counsel; provided, the Loan Parties’ obligations to pay “Attorney Costs” shall be subject to the restrictions set forth in Sections 12.04 and 12.05, as applicable.

“Attributable EBITDA” means, for any period and as to any Subsidiary, that portion of Consolidated EBITDA that was attributable to the business of such Subsidiary (on an unconsolidated basis).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings as at the end of, and the related consolidated statements of operations, stockholders’ equity and cash flows for, the Fiscal Year ending December 31, 2024.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.08.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following products, services or facilities extended by a Banking Services Provider to a Loan Party: (a) Cash Management Services; (b) products under Hedge Agreements; (c) commercial credit card and merchant card services (including without limitation purchase and travel cards); and (d) leases and other banking products or services (including without limitation overdraft services and a tax direct line), as may be requested by any Loan Party.

“Banking Services Obligations” mean any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services (other than products under Hedge Agreements).

“Banking Services Provider” means (a) from the Closing Date until the effective date of the ABL Credit Agreement, a Lender or any of its Affiliates that provides Banking Services to a Loan Party, and (b) at any time thereafter, a lender under the ABL Facility that provides Banking Services to a Loan Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.08.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the direction of the Required Lenders) for the applicable Benchmark Replacement Date and that is administratively feasible as determined by the Administrative Agent:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (at the direction of the Required Lenders) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a non-adjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable non-adjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable non-adjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided, that such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors of such Person or, if there is none, the managing member (if manager-managed) or member(s) (if member-managed) of such Person, (iii) in the case of a partnership, the Board of Directors of the general partner of such Person and (iv) in the case of any other Person, the functional equivalent of any of the foregoing.

“Bona Fide Debt Fund” has the meaning set forth in the definition of “Disqualified Institution”.

“Borrower” has the meaning specified the introductory paragraph hereto.

“Borrowing” means any borrowing of Term Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York or the state where the primary office of the Administrative Agent for administration of this Agreement is located and, when used in connection with the interest rate settings for any SOFR Loan bearing interest at a rate based on the Term SOFR Reference Rate, a day that is also a U.S. Government Securities Business Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP as in effect as of the date hereof, be required to be accounted for as a finance lease or a capital lease on the balance sheet of such person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means, as of any date of determination, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments in money market accounts at an Approved Bank, and (f) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined in Rule 2(a)-7 of the Investment Company Act) registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e). In the case of investments by any Foreign Subsidiary, the term “Cash Equivalents” shall also include (x) investments of the type and maturity described in the foregoing (a) through (f) of foreign obligors, which investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the investments described clauses (a) through (f) above.

“Cash Management Services” means any cash management or related services provided from time to time by a Banking Services Provider to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CB Lender” means any Lender that is an Affiliate or Approved Fund of Centerbridge Partners, L.P. or that is a managed fund or account of Centerbridge Partners, L.P. or any of its Affiliates.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty five percent (35%) or more of the economic and/or voting interest in the Equity Interests of Holdings on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) Holdings ceases to own and control, beneficially and of record, directly, all Equity Interests of the Borrower, or (c) the sale or transfer of all or substantially all assets of the Borrower and its Subsidiaries taken as a whole.

“Closing Date” means March 13, 2026.

“Closing Date Material Real Property” means the real property located at (i) 12650 Highway 43N, Axis, AL, (ii) 6556 Simpkin Lane, Marsing, ID, and (iii) 3150 Highway JJ, Palmyra, MO.

“Collateral” means all Property described in any Collateral Document as “collateral” or “security” for any Obligations, and all other Property that now or hereafter, or under the terms hereof, or under the Collateral Documents secures any Obligations (or is intended to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties). For the avoidance of doubt, in no event, shall “Collateral” include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgage Instruments, the Deposit Account Control Agreement(s), Securities Account Control Agreement(s) (if any) and such other security documents as may be executed and delivered in connection with this Agreement.

“Commitment” means, as to each Lender, the Term Loan Commitment, set forth opposite such Lender’s name on Schedule 2.01 or in the Register, as applicable, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitor” means any Person that is an operating company (or holding company for an operating company or a Subsidiary of an operating company) that is primarily engaged in substantially similar business operations as the Loan Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent (at the direction of the Required Lenders), in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (to the extent agreed to by the Required Lenders) (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as (x) the Administrative Agent (at the direction of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents) and (y) the Administrative Agent determines is administratively feasible.

“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Person and the jurisdiction imposing such Taxes (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Consolidated EBITDA” means, for any applicable period and determined on a consolidated basis for Holdings and its Subsidiaries, (a) Consolidated Net Income for such period, plus (b) the following, without duplication, to the extent deducted and not already added-back in calculating such Consolidated Net Income:

(i) Consolidated Interest Expense for such period,

(ii) the provision for Taxes based on income, profits or capital (including U.S. federal, state, provincial, territorial, local, non-U.S., franchise, excise and similar Taxes) payable by Holdings and its Subsidiaries for such period,

(iii) the amount of depreciation and amortization including amortization or impairment of intangibles (including goodwill) expense, and all other non-cash items reducing Consolidated Net Income.

(iv) non-recurring non-cash charges and up to $5,000,000 per four Fiscal Quarter period of cash charges, expenses or losses for such period to the extent identified to the Administrative Agent in writing in reasonable detail,

(v) losses on the sale of fixed assets during such period,

(vi) non-cash stock based compensation expenses for such period,

(vii) losses on sales or Dispositions of assets and discontinued operations outside of the ordinary course of business,

(viii) any reasonable and documented out-of-pocket expenses, fees, or charges incurred in connection with (i) Acquisitions, dispositions, investments, incurrence or repayment of Indebtedness to the extent permitted under this Agreement and whether or not any of the foregoing described transactions are consummated; provided that any expenses, fees and charges for any Acquisitions that were not consummated shall not exceed an aggregate amount of $2,000,000 per annum and (ii) consents, waivers forbearances, amendments and other modifications to or of the Loan Documents, the First Priority Loan Documents or any other Indebtedness permitted hereunder after the Closing Date;

(ix) transaction expenses and other costs, fees and charges relating to the closing of this Agreement, the other Loan Documents, the First Priority Loan Documents, the ABL Loan Documents (as applicable) and the other Transactions;

(x) (i) fees in an aggregate amount not to exceed $500,000 in any period, (ii) reasonable and documented expense reimbursements and (iii) indemnities, in each case, of the board of directors (or the equivalent governing body) of Holdings and its Subsidiaries paid in cash; and

(xi) any reasonable and documented out-of-pocket expenses or charges incurred in connection with transformation initiatives in an aggregate amount not to exceed $2,500,000 for Fiscal Year ending December 31, 2026 and $0 thereafter, minus (c) the following to the extent added in calculating such Consolidated Net Income:

(i) gains on the sale of fixed assets during such period,

(ii) extraordinary gains,

(iii) gains from Dispositions of assets and discontinued operations outside of the ordinary course of business, and

(iv) non-cash gains or adjustments and all other non-cash items of income for such period.

For purposes of calculating Consolidated EBITDA for each period set forth in the table below, Consolidated EBITDA shall be deemed to be the amount set forth below opposite such period:

Fiscal Quarter Ending	Consolidated EBITDA
3/31/25	$2,990,000
6/30/25	$11,025,000
9/30/25	$8,253,000
12/31/25	$17,333,000

“Consolidated Group” means Holdings, the Borrower and their respective Subsidiaries.

“Consolidated Interest Expense” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets and any Leverage Fees (as defined in the First Priority Credit Agreement), in each case to the extent treated as interest in accordance with GAAP but excluding, to the extent otherwise included as an interest expense transaction costs related to the closing of this Agreement, including up-front fees and expenses, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of any off-balance sheet liabilities with respect to such period.

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries for that period, as determined in accordance with GAAP; provided that Consolidated Net Income shall exclude any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person (as determined in accordance with GAAP) for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Subsidiary as a cash dividend or similar cash distribution.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Consolidated Group at such date.

“Contingent Indemnification Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other similar obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) Guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other legally binding agreement to which such Person is a party or by which it or any of its Property is bound.

“Contributing Guarantor” has the meaning set forth in Section 10.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (acting at the direction of the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (at the direction of the Required Lenders) may establish another convention in its reasonable discretion that is administratively feasible for the Administrative Agent. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.01.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any of the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), and solely to the extent such provisions are used to affect any compromise or arrangement or impose a court ordered stay of proceedings with respect thereto, provisions of any corporate or other law of any applicable jurisdiction permitting a debtor to obtain a court-ordered stay or a compromise of the claims of its creditors against it.

“Default” means any event or condition described in Section 9.01 that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default if such event or condition were not cured, waived or removed within any applicable grace or cure period.

“Default Rate” means, when used with respect to a SOFR Loan, an interest rate equal to (i) Term SOFR applicable to such SOFR Loan plus (ii) the Applicable Margin applicable to SOFR Loans plus (iii) 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Deferred Purchase Price Obligations” means, as to any Person, all obligations of such Person to pay the deferred purchase price in connection with the acquisition of any Person, business, Equity Interests or assets, but only to the extent that such obligation would constitute indebtedness or a liability on the balance sheet in accordance with GAAP (excluding, for the avoidance of doubt, any trade payables in the ordinary course that are not yet due and payable).

“Deposit Account” shall have the meaning assigned to the term in accordance with the UCC in effect in the State of New York.

“Deposit Account Control Agreement” means an agreement among a Loan Party, a depository institution, the Administrative Agent and any other party thereto (which may include the First Priority Agent and/or the ABL Agent), which agreement is in a form reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Disbursement Letter” means a funding direction letter, in form and substance satisfactory to the Administrative Agent and the Required Lenders, by the Borrower to the Administrative Agent, which shall have attached thereto a funds flow memorandum setting forth the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Closing Date.

“Disposition” or “Disposed” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), including any Sale and Leaseback Transaction and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term Disposition (a) shall not include Equity Issuances of Capital Stock by Holdings and (b) shall include any disposition of Property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures (other than any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior occurrence of the Termination Date), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disqualified Institution” means, collectively, (i) Competitors of Holdings and its subsidiaries specified to the Administrative Agent by the Borrower in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Administrative Agent and the Required Lenders by the Borrower in writing on or prior to the date hereof; provided that such entities have been agreed by the Required Lenders as of such date prior to the Borrower’s written notice to the Administrative Agent and (iii) in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known Affiliates readily identifiable by the similarity of its name to the Primary Disqualified Lenders (or identified as such an Affiliate by the Borrower in writing), but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each, a “Bona Fide Debt Fund”); provided, however, that the Borrower, upon reasonable notice to the Administrative Agent, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes a Competitor or an Affiliate of a Competitor of the Borrower (other than a Bona Fide Debt Fund); it being understood that, notwithstanding anything herein to the contrary, in no event shall an update or supplement to the list of Disqualified Institutions apply retroactively to disqualify any parties that have previously acquired Term Loans or participations, but upon the effectiveness of such supplement (which shall occur one Business Day following receipt by the Administrative Agent of such supplement) any such entity may not acquire any additional Term Loans or participations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-System” has the meaning specified in Section 12.04.

“Earn-Out Obligations” means, with respect to any Person, “earn-outs” and similar payment obligations of such Person.

“Environmental Insurance” means pollution liability insurance and products liability insurance maintained with comprehensive general liability policies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (as it relates to exposure to Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other federal, provincial, territorial, municipal, state, regional, local, foreign and other applicable statutes, laws, codes, by-laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, binding policies, or governmental restrictions and common law relating to Hazardous Materials pollution, the protection and preservation of and any adverse effect to the natural environment, natural resources, animal, plant, fish and human health and occupational health or safety (in each case, as related to exposure to Hazardous Materials), or the Release or threatened Release of Hazardous Materials into the environment, including indoor and outdoor air, soil, groundwater, wastewater, surface water, stormwater, wetlands and sediment, and including with respect to Hazardous Materials mitigation, restoration, rehabilitation, investigation, remediation, prevention, removal, clean up, monitoring, record-keeping, notification, disclosure and reporting, and all Environmental Permits issued or required to be issued related to the foregoing.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental inspection, investigation, mitigation, restoration, clean-up and remediation, charges, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of Holdings or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any permit, approval, authorization, license, waiver, registration, certificate, consent, concession, grant, franchise, variance or permission required by or from a Governmental Authority under Environmental Law.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“Equity Issuance” means any capital contribution to, or issuance of any Capital Stock (other than Disqualified Capital Stock) of, Holdings or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party or any Subsidiary, any Person (whether or not incorporated) under “common control” within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code) or which is deemed to be a member of the “controlled group” within the meaning of Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means any of the following, (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to a Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make a required installment under Section 412(m) of the Internal Revenue Code with respect to a Pension Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan, or is expected to be, is in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (f) a withdrawal by any Loan Party, Subsidiary or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (g) the assessment of withdrawal liability in respect of a complete or partial withdrawal by any Loan Party, Subsidiary or ERISA Affiliate from a Multiemployer Plan; (h) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party, Subsidiary or ERISA Affiliate; (k) the occurrence of an act or omission which could give rise to the imposition on any Loan Party, Subsidiary or ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code, or Section 4071 of ERISA in respect of any Plan; (l) the assertion of a claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party, Subsidiary or ERISA Affiliate in connection with any Plan; (m) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (n) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (o) the occurrence of a non-exempt “prohibited transaction” related to a Plan of any Loan Party, Subsidiary or ERISA Affiliate within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code; or (p) the receipt by any Loan Party, Subsidiary or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent or that it intends to terminate or has terminated.

“Erroneous Payment” has the meaning specified in Section 11.16(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.16(d).

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses or taxes and other withholding taxes and (b) any other deposit account with a daily balance as at the end of each Business Day of less than $200,000 individually; provided that the daily balance of all such deposit accounts described in this clause (b) as at the end of each Business Day shall be less than $1,000,000 in the aggregate.

“Excluded Jurisdiction” shall mean Brazil, Colombia, Dominican Republic, Ecuador, Guatemala, Honduras, Hong Kong, India, Nicaragua, Norway, Panama, the People’s Republic of China, Spain and Ukraine.

“Excluded Property” (x) with respect to the assets and property of Holdings, the Borrower and any Loan Party constituting a Domestic Subsidiary, shall have the meaning specified in the Security Agreement and (y) with respect to any Loan Party that is a Foreign Subsidiary, shall have the meaning set forth in the applicable Collateral Document. For the avoidance of doubt, property and assets of a Loan Party that constitute Excluded Property shall only be Excluded Property for so long as such property or assets, as applicable, meets the requirements set forth in this definition. Excluded Property shall not include Closing Date Material Real Property.

“Excluded Subsidiary” means (i) any Subsidiary to the extent the provision of a Guaranty by such Subsidiary would reasonably be expected to result in material adverse tax consequences to Holdings and its Subsidiaries (as mutually determined by Borrower and the Required Lenders in their reasonable discretion) (other than any Subsidiary that is not required to be excluded under Section 10.01), (ii) any Subsidiary that is not a Significant Subsidiary (for so long as continues not to be a Significant Subsidiary), (iii) any Captive Insurance Subsidiary, (iv) any not-for-profit Subsidiary, (v) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (and, in the case of a contractual obligation, not entered into in contemplation thereof, and only for so long as such contractual obligation is in effect) from providing a Guaranty, pledging its assets or having its

Capital Stock pledged or which would require governmental (including regulatory) consent, approval, license or authorization to provide such Guaranty, pledge of assets or pledge of its Capital Stock, unless such consent, approval, license or authorization has been received or is no longer required, (vi) any Subsidiary with respect to which the Borrower and the Administrative Agent (solely at the direction of the Required Lenders) reasonably agree that the cost of providing a Guaranty is excessive in relation to the value afforded thereby (vii) any Subsidiary acquired after the Closing Date that is not wholly-owned by one or more Loan Parties at the time such Subsidiary would be required to become a Guarantor pursuant to the terms hereof, solely to the extent (and for so long as) such Subsidiary is prohibited from becoming a Guarantor pursuant to restrictions under such Subsidiary’s Organization Documents, which restrictions existed as of the time such Person became a Subsidiary and were not implemented in contemplation of such applicable acquisition and (viii) any Subsidiary organized or incorporated (or similar term) in an Excluded Jurisdiction. Notwithstanding the foregoing, no Subsidiary will be an Excluded Subsidiary hereunder if such Subsidiary guarantees or is otherwise liable in respect of any obligations under the First Priority Loan Documents or the ABL Loan Documents or other Material Indebtedness. Upon any such Subsidiary ceasing to be an Excluded Subsidiary, such Subsidiary shall comply with Section 6.12, to the extent applicable. For the avoidance of doubt, as of the Closing Date, the Subsidiaries of Holdings listed on Schedule 5.20(d) are Excluded Subsidiaries on the basis set forth in such Schedule.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Credit Agreement” means the Third Amended and Restated Loan and Security Agreement, dated as of August 5, 2021, among Holdings, Borrower, AMVAC Netherlands B.V., a besloten vennootschap met beperkte aansprakelijkheid, organized under the law of the Netherlands, other loan parties party thereto, lenders party thereto, and BMO Bank N.A. (as successor in interest to Bank of the West), as agent for such lenders, as amended, restated, amended and restated, supplemented or modified from time to time.

“Facilities” means, at any time, the facilities, plants and real properties owned, leased or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.

“Fair Share” has the meaning set forth in Section 10.06.

“Fair Share Contribution Amount” has the meaning set forth in Section 10.06.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by a financial institution selected by the Required Lenders from three Federal funds brokers of recognized standing selected by such financial institution on such day on such transactions; provided further that such rate is administratively feasible for the Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between the Administrative Agent, Holdings and the Borrower, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Priority Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent under any First Priority Credit Agreement, together with any successors in such capacity.

“First Priority Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of March 13, 2026, among the Loan Parties from time to time party thereto, the First Priority Agent and the lenders from time to time party thereto, as amended or otherwise modified on or prior to the date hereof, and as amended, restated, amended and restated, supplemented or modified from time to time in accordance therewith and with the Term Intercreditor Agreement.

“First Priority Loan Documents” means the First Priority Credit Agreement and the other “Loan Documents” as defined in the First Priority Credit Agreement, all as amended, restated, amended and restated, supplemented or modified from time to time in accordance therewith and the Term Intercreditor Agreement.

“First Priority Obligations” means the “First Lien Loan Obligations” as defined in the Term Intercreditor Agreement.

“First Priority Required Lenders” means “Required Lenders” as defined in the First Priority Credit Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties and their Subsidiaries ending on December 31 of each calendar year or such other date as agreed by the Administrative Agent (acting at the direction of the Required Lenders).

“Flood Hazard Property” means Mortgaged Property in an area designated by the Federal Emergency Management Agency as having special flood and mud slide hazards.

“Floor” means 3.00%.

“Foreign Lender” has the meaning specified in Section 3.01(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, to the extent included (or required to be included) as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations, First Priority Obligations, the ABL Facility Obligations and any Subordinated Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) the amount actually drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) Attributable Indebtedness in respect of Capital Leases;

(e) all preferred stock or other Capital Stock providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(f) Earn-Out Obligations and Deferred Purchase Price Obligations (in each case, other than those payable solely in Capital Stock (other than Disqualified Capital Stock)) if, and only to the extent, such obligation has not been paid in full when due and payable;

(g) all Indebtedness of the types specified in clauses (a) through (f) above of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(h) all Guarantees with respect to indebtedness of the types specified in clauses (a) through (f) above of another Person;

provided, in no event shall Funded Indebtedness include any intercompany Indebtedness permitted by Section 7.01.

“Funding Guarantor” has the meaning set forth in Section 10.06.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Approvals” means any and all governmental licenses, authorizations, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under any applicable Law and required in order for any Person to carry on its business as now conducted, of each Governmental Authority issued or required under Laws applicable to the business of Holdings or any of its Subsidiaries or to the transactions described herein (including any Acquisitions and the Term Loans made hereunder) or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of Holdings or any of its Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” or “Guaranteed” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor” means each of (a) Holdings, (b) all direct or indirect Subsidiaries of Holdings (other than any Excluded Subsidiaries) as of the Closing Date, (c) all future direct or indirect Subsidiaries of Holdings (other than any Excluded Subsidiaries) that have joined this Agreement as a “Guarantor” hereunder from time to time and (d) any other Person joining this Agreement as a “Guarantor” hereunder from time to time.

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article 10.

“Hazardous Material” means any substance, material, pollutant, chemical, mixture or waste that is regulated, listed, designated, classified, defined, or characterized pursuant to or under Environmental Law as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” or words of similar meaning, or that could otherwise give rise to liability due to their deleterious properties or characteristics under, or that are prohibited, limited, or regulated by or pursuant to, any Environmental Law, including, but not limited to, petroleum or petroleum-derived substances, byproducts, derivatives or wastes, crude oil or any fraction thereof, per- and polyfluoroalkyl substances (PFAS), explosive materials, asbestos or asbestos containing materials in any form, lead-based paint, or polychlorinated biphenyls (“PCBs”) (or substances and compounds containing PCBs).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions;

(c) all obligations in respect of Disqualified Capital Stock;

(d) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Hedge Agreement, whether entered into for hedging or speculative purposes;

(e) all Guarantees with respect to any of the foregoing; and

(f) Deferred Purchase Price Obligations.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 12.05.

“Ineligible Person” has the meaning set forth in Section 12.07(b)(v).

“Information” has the meaning set forth in Section 12.08(b).

“Insignificant Subsidiary” means any Subsidiary that as of any date of determination (a) (i) whose total assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, were less than or equal to 2.50% of the Consolidated Total Assets of Consolidated Group as of such date and (ii) whose Attributable EBITDA or revenues as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable were less than or equal to 2.50% of the Consolidated EBITDA or the consolidated revenues of Consolidated Group as of such date, in each case determined in accordance with GAAP; provided that the total assets (as so determined), Attributable EBITDA and revenues (as so determined) of all Insignificant Subsidiaries in the aggregate shall not exceed 5.00% of Consolidated Total Assets of the Consolidated Group or 5.00% of the Consolidated EBITDA or the consolidated revenues of the Consolidated Group as of such date, as the case may be, (b) is not the owner of any of the Capital Stock of any Significant Subsidiary, and (c) is not the owner of any Material Intellectual Property or any Material Asset;

provided, that, (A) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, as of the Closing Date, the most recent financial statements delivered prior to the Closing Date), the Consolidated Total Assets, Consolidated EBITDA and consolidated revenues of all Subsidiaries so designated by Borrower as “Insignificant Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) or (b) above, then within ten (10) Business Days after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Insignificant Subsidiaries by written notice to Administrative Agent, such that, as a result thereof, the Consolidated Total Assets, Consolidated EBITDA and consolidated revenues of all Subsidiaries that are still designated as

“Insignificant Subsidiaries” do not exceed such limits, (B) the status of any such Subsidiary as an Insignificant Subsidiary shall at all times be the same under the terms of any Material Indebtedness (to the extent applicable) and this Agreement, (C) no Insignificant Subsidiary shall be the owner of any of the Capital Stock of any Significant Subsidiary. Upon any such Subsidiary ceasing to be an Insignificant Subsidiary pursuant to the preceding sentence, such Subsidiary shall comply with Section 6.12, to the extent applicable.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by Holdings and its Subsidiaries in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Required Lenders.

“Intercreditor Agreement” means the Term Intercreditor Agreement and the ABL Intercreditor Agreement, as applicable.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter as selected by the Borrower in the applicable Loan Notice, provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of outstanding Investments shall be the amount actually invested, net of any Net Cash Proceeds consisting of returns of capital or other returns on Investments actually received by a Loan Party, but otherwise without adjustment for subsequent increases or decreases in the value of such Investments or any other returns of capital. Notwithstanding anything to the contrary, “Investment” shall not include any loan, advance or contribution to any supplier made in the ordinary course of business in accordance with the past practices for the purpose of facilitating the acquisition or production of goods or material to be acquired by Holdings or any Subsidiary, which loan, advance of contribution will be recouped through the purchase or other acquisition of such goods or materials.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or binding judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and binding agreements with, any Governmental Authority.

“Lender” means each Person identified as a “Lender” on the signature pages hereto on the Closing Date and such Person’s successors and permitted assigns pursuant to Section 12.07 (including pursuant to any Lender Securitization).

“Lender Parties” has the meaning specified in Section 12.07(g).

“Lender Securitization” has the meaning specified in Section 12.07(g).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, each Collateral Document, each Loan Notice, each Compliance Certificate, the Fee Letter, the ABL Intercreditor Agreement, the Term Intercreditor Agreement, the Intercompany Subordination Agreement, the Disbursement Letter, each Subordination Agreement and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered to the Administrative Agent or the Lenders in connection with the transactions contemplated by this Agreement.

“Loan Notice” means a written notice of (a) a Borrowing of Term Loans, or (b) a continuation of SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, the Borrower and each Guarantor party hereto.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights or remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole; (c) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any of the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Liens granted under any of Loan Documents, or any material provision of any Loan Document to which it is a party.

“Material Assets” means any assets that are material to the operation of the businesses of the Loan Parties taken as a whole.

“Material Indebtedness” means (a) Indebtedness arising under the First Priority Loan Documents, (b) Indebtedness arising under the ABL Loan Documents and (c) other Indebtedness (other than Indebtedness arising under this Agreement) of a Loan Party or any one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount of $5,000,000 or more.

“Material Intellectual Property” means any intellectual property owned by, or licensed pursuant to a written agreement to, any Loan Party or any of its Subsidiaries that is material to the conduct of the business of the Loan Parties and their Subsidiaries taken as a whole as determined in good faith by Borrower using its reasonable business judgment (in each case, other than off-the-shelf, shrink-wrapped or “click to accept” software licenses or other non-exclusive licenses to intellectual property generally commercially available on standard terms).

“Material Real Property” means, unless otherwise agreed to be excluded from Material Real Property in writing by the Administrative Agent (at the direction of the Required Lenders) any Real Property owned in fee simple (or leasehold, to the extent deemed material by the Required Lenders in their reasonable discretion (in consultation with the Borrower)) by any Loan Party that is a Domestic Subsidiary with a fair market value of $2,500,000 or more.

“Maturity Date” means March 13, 2031.

“Maximum Rate” has the meaning specified in Section 12.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means a fully executed and notarized mortgage, deed of trust, deed to secure debt, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent (acting at the direction of the Required Lenders) may deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein, delivered by any Loan Party to the Administrative Agent with respect to Closing Date Material Real Property or Material Real Property, as applicable, owned (whether in fee, leasehold or otherwise) by such Loan Party, in each case to secure the payment and performance of the Obligations. Unless otherwise consented to by the Administrative Agent (acting at the direction of the Required Lenders), each Mortgage Instrument shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority perfected Lien on the Real Property interests described therein or jurisdictional equivalent thereof.

“Mortgage Supporting Documents” means, with respect to a Mortgage Instrument for a parcel of Mortgaged Property, except as otherwise agreed to by the Administrative Agent (acting at the direction of the Required Lenders), each of the following:

(a) (i) evidence in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that the recording of counterparts of such Mortgage Instrument in the recording offices specified in such Mortgage Instrument will create a valid and enforceable first priority Lien on the Mortgaged Property described therein in favor of the Administrative Agent (or in favor of a trustee as may be required or desired under local Law) for the benefit of the Secured Parties, subject only to (A) Permitted Liens and (B) such other Liens as the Required Lenders may approve in their sole discretion and (ii) an opinion of counsel in each state in which any such Mortgage Instrument is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) with respect to such matters as may be reasonably required by Required Lenders;

(b) (i) a fully paid mortgagee’s title policy (or policies) or marked-up unconditional binder having the effect of a policy of title insurance (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) proving ownership thereof) together with endorsements reasonably requested by Administrative Agent or the Required Lenders (“Mortgagee’s Title Insurance Policy”), dated concurrent with the recording of the applicable Mortgage Instrument, which shall be issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (A) be in an amount not less than the then recently appraised fair market value of such parcel of Real Property and in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), (B) insure that the Lien granted pursuant to the Mortgage Instrument insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Permitted Liens and for such other defects and encumbrances as may be approved by the Administrative Agent (acting at the direction of the Required Lenders), (C) name the Administrative Agent as the insured thereunder, (D) be in the form of ALTA Loan Policy - 2006 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders)), (E) to the extent necessary include, such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably requested by the Administrative Agent or the Required Lenders, contain a “tie-in”, “aggregation” or “cluster” endorsement, if available in the applicable jurisdiction and such other endorsements as may be reasonably requested by the Administrative Agent or the Required Lenders, (including, without limitation, endorsements on matters relating to usury, zoning, contiguity, survey, doing business, public road access, variable rate, future advances, environmental lien, subdivision, mortgage recording tax, separate tax lot and comprehensive coverage over covenants and restrictions), in any case solely to the extent available in the applicable jurisdiction, and (F) be otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (ii) legible and complete copies of all documents referred to, or listed as exceptions to title, in such title policy (or policies);

(c) either (i) a current Survey of such parcel of Mortgaged Property containing a certification and otherwise being in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) or (ii) such documentation as is sufficient to omit the standard survey exception to coverage under the Mortgagee’s Title Insurance Policy with respect to such Mortgaged Property and issue endorsements reasonably requested by the Required Lenders including “same as” survey, zoning and comprehensive endorsements;

(d) evidence in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that all premiums, search and examination fees in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage Instrument have been paid;

(e) evidence as to (A) whether such Mortgaged Property is a Flood Hazard Property, and (B) if such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries which shall evidence flood insurance which satisfies all regulatory requirements for flood insurance and is otherwise reasonably satisfactory to the Required Lenders and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties;

(f) a Phase I Environmental Site Assessment with respect to such parcel of Mortgaged Property to the extent reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders), dated a date reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders); and

(g) to the extent such Real Property is leased, a (A) memorandum of lease to be recorded in each jurisdiction in which such leased Real Property is located (to the extent not already of record), and (B) a landlord consent and estoppel, from each landlord of such leased Real Property, consenting to the Mortgage and exercise of rights provided therein and providing such estoppel statements and leasehold mortgagee protections as Administrative Agent (acting at the direction of the Required Lenders) shall reasonably require, and

(h) such fixture filings, financing statements, other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) as the Administrative Agent (acting at the direction of the Required Lenders) reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local Law) subject only to (i) Permitted Liens and (ii) such other Liens as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably approve, and such customary affidavits, certificates, indemnifications (including so-called “gap indemnification”) and other customary items as shall be reasonably requested by the title insurance company to induce it to issue each Mortgagee’s Title Insurance Policy and endorsements contemplated above.

“Mortgaged Property” means all Closing Date Material Real Property and Material Real Property owned (whether in fee, leasehold or otherwise) by any Loan Party other than Excluded Property.

“Mortgagee’s Title Insurance Policy” has the meaning set forth in the definition of Mortgage Supporting Documents.

“Multiemployer Plan” means any “multiemployer plan” of the type described in Sections 4001(a)(3) or 3(37) of ERISA to which any Loan Party, Subsidiary or ERISA Affiliate makes or is obligated to make contributions, or at any time during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash and Cash Equivalents proceeds (including insurance proceeds and condemnation awards) received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition or Debt Issuance net of (a) documented, direct third-party costs incurred in connection therewith (including legal, accounting and investment banking fees and sales commissions payable to third parties unrelated to Loan Parties), (b) taxes paid or payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements), (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness (other than the Term Loan and Indebtedness under the First Priority Credit Agreement and the ABL Credit Agreement and any Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) that is secured by a Permitted Lien on the related Property and is also required to be discharged, and is repaid, in connection with such disposition or issuance and (d) appropriate amounts established as a reserve required by GAAP by Borrower in its good faith judgment against any liabilities associated with such asset sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such asset sale, all as determined in conformity with GAAP; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any of its Subsidiaries in any Disposition, Involuntary Disposition or Debt Issuance.

“Non-Consenting Lender” has the meaning specified in Section 12.15.

“Note” has the meaning set forth in Section 2.11.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party now or hereinafter arising from time to time under this Agreement and any other Loan Document or otherwise with respect to any Term Loan (including the obligation to pay principal and interest thereon and all fees and other costs and liabilities with respect thereto, and the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligee” has the meaning set forth in Section 10.08.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Participant” has the meaning set forth in Section 12.07(d).

“Patriot Act” has the meaning specified in Section 5.28.

“Payment Recipient” has the meaning assigned to it in Section 11.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, Subsidiary or ERISA Affiliate or to which a Loan Party, Subsidiary or ERISA Affiliate contributes or has had an obligation to contribute, or with respect to which any Loan Party, Subsidiary or ERISA Affiliate has any current or contingent liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made or been obligated to make contributions at any time during the preceding six (6) plan years.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR.”

“Permits” means, with respect to any Person, any permit, approval, authorization, license, waiver, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including Environmental Permits.

“Permitted Indebtedness” means, at any time, Indebtedness of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted Refinancing” means any refinancing and extension of any Indebtedness if the Weighted Average Life to Maturity thereof is greater than or equal to, and the final maturity thereof is not earlier than, that of the Indebtedness being refinanced or extended, provided, such Indebtedness permitted under this definition shall not:

(A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced,

(B) other than in the case of the First Priority Loan Documents and the ABL Loan Documents, which shall be governed by clause (C) below, exceed in a principal amount the Indebtedness being renewed, extended or refinanced except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any reasonable fees, premium and expenses relating to such renewal, extension or refinancing,

(C) (i) in the case of a Permitted Refinancing of obligations under the First Priority Loan Documents (or any comparable document), (1) contravene the provisions of the Term Intercreditor Agreement, (2) be secured by any assets other than the Collateral, (3) be incurred or guaranteed by any Person other than the Loan Parties that have guaranteed the Obligations, (4) be secured by any assets other than the assets securing the Indebtedness being refinanced or extended or (5) be secured only by Liens on the Collateral unless such Liens are junior to the Liens securing the Obligations, and (ii) in the case of a Permitted Refinancing of obligations under the ABL Loan Documents (or any comparable document), (1) contravene the provisions of the ABL Intercreditor Agreement, (2) be secured by any assets other than the Collateral, (3) be incurred or guaranteed by any Person other than the Loan Parties, or (4) be secured by any assets other than the assets securing the Indebtedness being refinanced or extended,

(D) be secured by collateral other than the collateral that is substantially the same or less collateral as secured the Indebtedness being extended, renewed or refinanced,

(E) be secured by any collateral if the Indebtedness being extended, renewed or refinanced is unsecured and shall not be senior or equal in priority of right of payment to the Obligations if the Indebtedness being extended, renewed or refinanced is subordinated in right of payment to the Obligations (and shall be subordinated on terms no less favorable to Administrative Agent and Lenders than the terms of subordination of the Indebtedness being extended, renewed or refinanced), and

(F) other than in the case of the First Priority Loan Documents and ABL Loan Documents, which shall be governed by clause (C) above, be pursuant to terms, when taken as a whole, that are materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, renewed or refinanced; provided, further, that, in the case of a Permitted Refinancing of obligations under the First Priority Loan Documents or the ABL Loan Documents (or any comparable document), shall be subject to the applicable Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, that is sponsored or maintained by any Loan Party, Subsidiary or ERISA Affiliate or to which a Loan Party, Subsidiary or ERISA Affiliate contributes or has had an obligation to contribute, or with respect to which any Loan Party, Subsidiary or ERISA Affiliate has any current or contingent liability.

“Primary Disqualified Lender” shall have the meaning set forth in the definition of “Disqualified Institution.”

“Pro Forma Basis” means, for purposes of calculating any financial ratio or financial covenant, that any Disposition (other than any voluntary Disposition described in clause (a), (b), (c) or (d) of Section 7.05), any Involuntary Disposition (other than an Involuntary Disposition, the proceeds of which are intended to be and are reinvested with the time periods provided in Section 2.05(b)(ii)), any Restricted Payment, any Investment, any Disposition that results in a Loan Party or a Subsidiary ceasing to be a Subsidiary of Holdings or any incurrence or assumption of Indebtedness shall be deemed to have occurred as of the first day of the four (4) Fiscal Quarter period most recently ended prior to the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 6.01(a), or Section 6.01(b). In connection with the foregoing, (a) with respect to any such Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property or Person disposed of or so designated shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, (b) with respect to any Investment, (i) income statement items attributable to the Person or Property acquired or so designated shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are supported by financial statements or other information reasonably satisfactory to the Required Lenders and (B) such items are not otherwise included in such income statement items for the Loan Parties and their respective Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (c) when calculating such financial ratio or financial covenant, cash and Cash Equivalents resulting from the incurrence of any Indebtedness shall be excluded from the pro forma calculation of the applicable financial ratio or financial covenant. For the avoidance of doubt, any calculations made pursuant to this definition shall be subject to the restrictions set forth in “Consolidated EBITDA”.

“Pro Rata Share” means, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Lenders at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Proceeding” or “Proceedings” means any actual or threatened civil, equitable, regulatory, administrative or criminal proceeding, litigation, action, suit, claim, investigation (governmental or judicial or otherwise), non-ordinary course request for information from governmental or regulatory agencies, dispute indictment or prosecution, pleading, order, demand or the imposition of any fine or penalty or similar matter.

“Properly Contested” means, with respect to any obligation of a Loan Party (a) the obligation is being properly contested in good faith by appropriate proceedings diligently pursued which stay the imposition of any Lien resulting from the non-payment thereof; (b) appropriate reserves have been established in accordance with GAAP; and (c) non-payment would not reasonably be expected to result in forfeiture or sale of any assets of such Loan Party which would result in a Material Adverse Effect pending resolution of such contest proceedings and the payment of any liabilities resulting therefrom.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Rating Agencies” has the meaning set forth in Section 12.08(b).

“Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.

“Recipient” means the Administrative Agent and, any Lender.

“Register” has the meaning set forth in Section 12.07(c).

“Registrar” has the meaning set forth in Section 12.07(c).

“Regulation U” and “Regulation X” mean, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System or any successor, as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Material into the indoor or outdoor natural environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Representatives” has the meaning set forth in Section 12.08(b).

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Term Loan.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, including a return of capital on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (including, without limitation, any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Loan Party or any of its Subsidiaries.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Person” means from time to time (a) any Person the subject of Sanctions (including without limitation a person named on any Sanctions-related list of blocked or restricted persons), (b) a country or a government of, or Person resident in or organized under the laws of, a country or territory the subject of comprehensive Sanctions, including without limitation Cuba, Iran, North Korea, Syria, and the Crimea region, or (c) any Person majority-owned or otherwise controlled by any of the foregoing.

“Sanctions” means those economic sanctions and trade embargoes administered or enforced from time to time by the United States (including without limitation the U.S. Treasury, Office of Foreign Assets Control), Canada, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders.

“Securities Account” shall have the meaning assigned to the term in accordance with the UCC in effect in the State of New York.

“Securities Account Control Agreement” means an agreement, among a Loan Party, a securities intermediary, the Administrative Agent, the First Priority Agent and if applicable, the ABL Agent, which agreement is in a form reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, restated, amended and restated, modified, extended, replaced, or supplemented from time to time, in each case, not in contravention of this Agreement, the other Loan Documents.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties, as the same may be as amended, restated, amended and restated, modified, extended, replaced, or supplemented from time to time, in each case, not in contravention of this Agreement or the other Loan Documents.

“Significant Subsidiary” means any Subsidiary which is not an Insignificant Subsidiary.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Term Loan that accrues interest by reference to Term SOFR in accordance with the terms of this Agreement.

“Solvent” means, with respect to any Person and its Subsidiaries on a consolidated basis on a particular date, that on such date (a) the sum of such Person’s and its Subsidiaries’ present debt and liabilities (including subordinated and contingent liabilities), calculated on a consolidated basis, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries on a consolidated basis; (b) the capital of such Person and its Subsidiaries on a consolidated basis is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, as contemplated as of such date; (c) the present fair salable value of the assets (on a going concern basis) of such Person and its Subsidiaries is greater than the amount that will be required to pay the probable liability of the debts (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured in the ordinary course; and (d) such Person and its Subsidiaries on a consolidated basis do not intend to incur, or believe that they will incur, debts or other liabilities beyond their ability to pay such debt or other liabilities as they mature in the ordinary course of business. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

“Spot Rate” means the exchange rate that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent, at the direction of the Required Lenders) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day.

“Subordinated Indebtedness” means any Indebtedness of Holdings and its Subsidiaries that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

“Subordinated Indebtedness Documents” means the Subordination Agreements or any agreement evidencing Subordinated Indebtedness including all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith.

“Subordination Agreement(s)” means (a) any agreement (in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders)) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent, on behalf of the Secured Parties, pursuant to which, among other things, (i) the Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Obligations in full and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries except as the Administrative Agent (acting at the direction of the Required Lenders) may expressly permit thereunder, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Surety Indebtedness” means, as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“Survey” means an ALTA/NSPS survey certified by an independent professional licensed land surveyor.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 13, 2026, by and between the Administrative Agent and the First Priority Agent and acknowledged and agreed to by the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Commitments” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(a) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term Loan Commitments of all Lenders is $60,000,000.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (at the direction of the Required Lenders) in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date on which all Obligations (other than Contingent Indemnification Obligations) have been paid in full.

“Trade Date” means the “Trade Date” as specified in the applicable Assignment and Assumption.

“Transactions” means, collectively, the incurrence of the Term Loan, the borrowings under the First Priority Credit Agreement and the other transactions contemplated to occur on or prior to the Closing Date pursuant to the Loan Documents and the First Priority Loan Documents.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment “in full” of the Obligations or the Obligations having been “paid in full”, or words of similar import, shall mean (x) the payment or repayment in full in cash of all Obligations (other than Contingent Indemnification Obligations), including, without limitation, all fees, interest (and specifically including interest accrued after the commencement of an Insolvency Proceeding), default interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding and (y) in the case of any Contingent Indemnification Obligations, receipt by the Administrative Agent of cash collateral in order to secure any Contingent Indemnification Obligations, such cash collateral to be in such amount as the Administrative Agent reasonably determines is appropriate to secure such Contingent Indemnification Obligations. All references to Term Loan, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined based on the current Spot Rate. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or having been deemed to have, drafted the provision.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency different from that specified in a Loan Document, the Loan Parties shall discharge their obligation in respect of the sum due under the Loan Document only if, on the Business Day following the Administrative Agent’s receipt of the payment in the judgment currency, Administrative Agent can use the amount paid to purchase the sum originally due in the Loan Document currency. If the purchased amount is less than the sum originally due, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to the applicable Borrower (or to the Person legally entitled thereto).

1.03 Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, all calculations of the financial covenants in Article 8 of the First Priority Credit Agreement (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis. Prior to the delivery of the financial statements required to be delivered pursuant to Section 6.01(b) for the Fiscal Quarter ending March 31, 2026, if any transaction or payment is subject to a calculation to be made on a Pro Forma Basis, Loan Parties will be deemed to be in pro forma compliance with financial covenants if they are in compliance with the financial covenants in Article 8 of the First Priority Credit Agreement for the Fiscal Quarter ending March 31, 2026 as if such financial covenants were applicable to such Loan Parties during such earlier time period.

(d) All financial statements delivered hereunder shall be prepared without giving effect to any election under Statement of Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification) (or any similar accounting principle) or Financial Accounting Standards Accounting Standards Codification No. 470-20 – Debt, or any successor thereto (including pursuant to the Accounting Standards Codification) (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(e) Notwithstanding anything to the contrary herein, whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee and/or recognized as interest expense in the lessee’s financial statements (in each case other than for purposes of the preparation or delivery of financial statements), shall be determined under generally accepted accounting principles as implemented on December 31, 2018, notwithstanding any modification or interpretive change thereto that may occur thereafter.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

1.08 Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness, disposition, Restricted Payment, Affiliate transaction, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of any Section of Article 7, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses of such Section as determined by the Borrower in its sole discretion at such time.

1.09 [Reserved].

1.10 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account” and “Account Debtor”.

1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan.

(a) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower on the Closing Date in an aggregate amount equal to such Lender’s Term Loan Commitment (the “Term Loan”). The Term Loan may consist of SOFR Loans, as further provided herein. Any portion of the Term Loan that is repaid or prepaid may not be re-borrowed. Upon making the Term Loan as provided in this paragraph, each Lender’s Term Loan Commitment shall be reduced to zero.

2.02 Borrowings and Continuations of Term Loans.

(a) Each Borrowing and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable written notice, in the form of the Loan Notice, to the Administrative Agent, which may be delivered by e-mail (or such other means as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of SOFR Loans; provided that, solely with respect to the Borrowings to be made on the Closing Date of SOFR Loans, such notice must be received by the Administrative Agent not later than 1:00 p.m. one (1) Business Day prior to the Closing Date. Each Borrowing or continuation of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof. Each Loan Notice pursuant to this Section 2.02(a) shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of SOFR Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day and in the case of any Borrowing, the Closing Date), (iii) the principal amount of Term Loans to be borrowed (which shall be the aggregate amount of the Term Loan Commitments of all Lenders) or continued, (iv) [reserved], (v) in the case of a Borrowing or continuation of SOFR Loans, the duration of the Interest Period for such SOFR Loans and (vi) in the case of a Borrowing, the wiring information of the account of the applicable Borrower to which funds are to be disbursed. If the Borrower fails to give a timely notice requesting a continuation, then the applicable Term Loans shall be made as SOFR Loans with an Interest Period of one month. If the Borrower requests a Borrowing or continuation of SOFR Loans in any such Loan Notice but fails to specify an Interest Period, the Borrower shall be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans, and if no timely notice of continuation is provided by the Borrower as required by Section 2.02(a) with respect to any continuation of a SOFR Loan, the Administrative Agent shall notify each Lender of the details of the continuation of such SOFR Loan as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent’s Account not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice without setoff, defense, counterclaim or claims in recoupment. Upon satisfaction of the conditions set forth in Section 4.01, and upon receipt of all the funds for such Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the Borrower set forth in the Loan Notice.

(c) Except as otherwise provided herein, a SOFR Loan may be continued only on the last day of the Interest Period for such SOFR Loan.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of the Term SOFR Reference Rate by the Administrative Agent shall be conclusive in the absence of manifest error or demonstrable error.

(e) After giving effect to all Borrowings and all continuations of Term Loans as SOFR Loans, there shall not be more than seven (7) Interest Periods in effect with respect to outstanding Term Loans.

(f) For greater certainty, the parties to this Agreement acknowledge and agree that any continuation of a SOFR Loan does not constitute a novation of such loan or the creation of any new indebtedness, and that such loan and the indebtedness represented thereby shall exist as so converted or continued, as applicable.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Voluntary Prepayments of Term Loans.

(i) Term Loan. Subject to the limitations set forth in this Section 2.05(a) and to the terms and provisions of the Term Intercreditor Agreement and ABL Intercreditor Agreement, as applicable, the Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty, provided that (x) such written notice must be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to any date of prepayment of SOFR Loans (provided, it being agreed, that the failure to deliver such notice shall not constitute a Default or an Event of Default); and (y) any such prepayment of the Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is delivered by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any notice of prepayment may state that such prepayment is conditioned upon the effectiveness of other Indebtedness or the consummation of an acquisition or Disposition or the occurrence of a Change of Control, in which case, such notice may be revoked by the Borrower by written notice to the Administrative Agent on or prior to the specified effective date of such transaction. Any prepayment of a Term Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, the Borrower may not voluntarily prepay any Term Loans that are SOFR Loans unless such Term Loans are prepaid at the end of the applicable Interest Period or unless the Borrower pays at the time of such prepayment all breakage costs associated with such prepayment as provided in Section 3.05 hereof.

(ii) Application of Voluntary Prepayments of Term Loan. Any voluntary prepayment of the Term Loan shall be applied in accordance with Section 2.05(c).

(b) Mandatory Prepayments of Term Loans.

(i) [Reserved].

(ii) Excess Unrestricted Domestic Cash. Within five (5) days after the delivery of Borrower’s annual financial statements in accordance with the terms of Section 6.01(a), but in any event no later than ninety five (95) days after the end of each Fiscal Year (commencing with the fiscal year ending December 31, 2027), the Borrower shall, subject to the terms of the Term Intercreditor Agreement, prepay the Term Loan and thereafter, all other Obligations (at par, without premium, make-whole, or penalty) in an aggregate amount not in excess of the difference (if positive) equal to (1) the aggregate amount of unrestricted cash and Cash Equivalents in deposit accounts or securities accounts, or any combination thereof, maintained by a branch office of a bank or securities intermediary located within the United States of America as of the last Business Day of such Fiscal Year less (2) $50,000,000.

(iii) Debt Issuances. Promptly (and in any event within one (1) Business Day) following the date of receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall, subject to the terms of the Term Intercreditor Agreement and ABL Intercreditor Agreement, as applicable, prepay the Term Loan and thereafter, all other Obligations, in an aggregate amount equal to one hundred percent (100%) of all such Net Cash Proceeds. The provisions of this Section 2.05(b)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) [Reserved].

(v) Change of Control. Subject to the terms of the Term Intercreditor Agreement and ABL Intercreditor Agreement, as applicable, immediately upon a Change of Control or a sale of all or substantially all of the Loan Parties’ assets, the Borrower shall prepay the Obligations in full. Nothing contained in this Section 2.05(b)(v) shall permit (A) a Change of Control or (B) any Loan Party or any of its Subsidiaries to make a Disposition other than in accordance with Section 7.05.

(vi) [Reserved].

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied in accordance with Section 2.05(c) and as set forth in this clause (vii). All prepayments under this Section 2.05(b) shall be applied to SOFR Loans in direct order of Interest Period maturities. In addition, all prepayments under this Section 2.05(b) shall be accompanied by a payment of (x) all interest accrued on the principal amount prepaid through the date of prepayment and (y) all breakage costs associated with such prepayment of SOFR Loans as provided in Section 3.05 hereof.

(c) Application of Prepayments of Term Loan. Any prepayment of the Term Loan shall be applied, (i) in the case of voluntary prepayments pursuant to Section 2.05(a), to the remaining scheduled amortization payments thereof as directed by the Borrower (or in the absence of such direction, in the same manner as mandatory prepayments pursuant to Section 2.05(c)(ii)) and (ii) in the case of mandatory prepayments pursuant to Section 2.05(b), in direct order of maturity to the regularly scheduled amortization payments of the Term Loan. Each such prepayment shall be applied ratably to the Term Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.

(d) [Reserved].

2.06 [Reserved]

2.07 Repayment of Term Loans. Subject to the terms of the Term Intercreditor Agreement, the Borrower shall pay the principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing with the last Business Day of the Fiscal Quarter ending September 30, 2027, in each case in an amount for each such Fiscal Quarter equal to 2.50% of the original principal amount of all Term Loans on the Closing Date for the ratable account of each Lender holding Term Loans. The unpaid principal amount of the Term Loan then outstanding shall be due and payable in full on the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR for such Interest Period plus (B) the Applicable Margin for SOFR Loans.

(b) After the occurrence and during the continuation of an Event of Default, at the election of the Required Lenders (or automatically following an Event of Default described in Section 9.01(f) or 9.01(g)), the Borrower shall pay interest on all principal (whether or not past due) of, and all overdue interest on, the Term Loans (or any portion thereof as directed by the Required Lenders), fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith. Interest at the Default Rate shall be payable in cash on demand.

(c) Subject to the terms of the Term Intercreditor Agreement, interest on each Term Loan shall be due and payable in cash in arrears on (i) the last day of each Fiscal Quarter, commencing on the Fiscal Quarter ending March 31, 2026, (ii) the Maturity Date, and (iii) at such other times as may be specified herein. Interest accruing at the Default Rate shall be immediately payable upon demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law whether or not allowed in such proceeding.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent (at the direction of the Required Lenders), in consultation with the Borrower, will have the right to make Conforming Changes (subject to any consents required by the definition thereof) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09 Fees.

(a) The Borrower shall pay the Administrative Agent (for its own account) and the Lenders on the Closing Date (and at any other time provided for therein) the fees in the amounts and at the times specified in the Fee Letters. All such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid.

2.11 Evidence of Debt. The Credit Extensions made by each Lender may be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Register maintained by the Administrative Agent with respect to this Agreement shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon with respect to this Agreement and the other Loan Documents. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each such promissory note shall in the case of a Term Loan, be substantially in the form of Exhibit B (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrower’s Obligations hereunder.

2.12 Payments Generally.

(a) All payments to be made by the Borrower of principal, interest, fees, premium and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission. Except as otherwise provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, by wire transfer to the Administrative Agent’s Account in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s account. All payments received by the Administrative Agent after 2:00 p.m. may, at the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments hereunder or under any other Loan Document shall be made in Dollars.

(b) Subject to Section 9.04, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied, after payment of any fees, expenses and indemnities due and payable to the Administrative Agent, (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to but excluding the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to Term SOFR for the applicable Interest Period plus the Applicable Margin in respect of Term Loans which are SOFR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) The obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Term Loan or to fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or purchase its participation.

2.13 Sharing of Payments. If, other than as provided elsewhere in this Agreement, in the Fee Letter or in any Assignment and Assumption or any participation agreement with a Participant (other than an Assignment and Assumption or participation agreement to which any Loan Party or any of their respective Affiliates is a counterparty), any Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, with each other Lender as otherwise provided under the Loan Documents, provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges, and all liabilities, interest, additions to tax or penalties with respect thereto (all such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, interest, additions to tax and penalties being hereinafter referred to as “Taxes”), except as required by applicable Law, excluding, in the case of a Recipient, (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on or with respect to such Recipient as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes, (B) in the case of a Lender, U.S. withholding Taxes imposed on or with respect to such Lender pursuant to a Law in effect on the date on which (i) such Lender acquires its applicable ownership interest in a Term Loan or Commitment (other than a Lender acquiring its applicable ownership interest pursuant to Section 12.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such withholding Taxes were payable either to such Lender’s assignor immediately before such Lender became a Lender with respect to its applicable ownership interest in a Term Loan or Commitment or to such Lender immediately before it changed its lending office, (C) and Taxes attributable to the failure by such Recipient to comply with the requirements of Section 3.01(e), (D) any withholding Taxes imposed under FATCA and (clauses (A)-(D), the “Excluded Taxes”, and all non-Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document being hereinafter referred to as “Indemnified Taxes”). If any Withholding Agent shall be required by any Laws (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (x) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholding or deductions of Indemnified Taxes (including withholding or deductions of Indemnified Taxes applicable to additional sums payable under this Section), each of the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Withholding Agent shall make such withholding or deductions, and (z) such Withholding Agent shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Laws. As soon as practicable after any payment of Taxes by any Loan Party to a relevant taxation authority or other authority pursuant to this Section, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) In addition, but without duplication of any obligation under Section 3.01(a), the Loan Parties agree to pay any and all present or future stamp, court or documentary, intangible, recording or filing taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but not including, for the avoidance of doubt, any such Taxes that are Connection Taxes imposed with respect to any assignment or participation of a Term Loan or Commitment (other than an assignment made pursuant to Section 12.15) (Taxes described in this Section3.01(b) hereinafter referred to as “Other Taxes”).

(c) The Loan Parties agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) payable or paid by the Administrative Agent and such Lender or required to be withheld or deducted from a payment to Administrative Agent and such Lender and (ii) any reasonable expenses (including additions to tax, penalties and interest) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within ten (10) days after the date the Lender or the Administrative Agent makes a written demand therefor. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) If any Loan Party is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender pursuant to this Section 3.01 or Section 3.04(a)(ii), then such Lender shall (at the request of Borrower) use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office for funding or booking its Term Loans hereunder so as to eliminate any such additional payment which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender and would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such change.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (C) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Lender, if any, that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Foreign Lender”) shall, in each case to the extent it is legally entitled to do so, on or about the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or about the date it becomes a Lender, and, in each case, from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Administrative Agent may reasonably request) properly completed IRS Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN or W-8BEN-E, as applicable (or successor forms), establishing such Lender’s exemption from, or reduced rate of, United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, and a certificate executed by a duly authorized officer of such Lender substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4, as applicable, representing that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Internal Revenue Code, or such other forms or documents (or successor forms or documents), establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes.

(B) Any Foreign Lender shall, to the extent legally entitled to do so, deliver to the Borrower and the Administrative Agent on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subsection (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Lender agrees that if any form or certificate it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(F) The Administrative Agent shall deliver to the Borrower such documentation necessary to establish that no withholding is necessary with respect to payments to the Administrative Agent, including documentation with respect to FATCA and two duly signed completed copies of IRS Form W-9 (or any successor form) certifying that the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as applicable.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including Taxes), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.01 shall survive the resignation or the replacement of the Administrative Agent or any assignment of the rights by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon the Term SOFR Reference Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to use reasonable efforts consistent with legal and regulatory requirements to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.

3.03 Inability to Determine Rates. Subject to Section 3.08 hereof, if either the Required Lenders determine or the Administrative Agent reasonably determines in good faith that for any reason (i) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or (ii) Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of making and maintaining such Term Loan, in each case, the Administrative Agent (following notice from the Required Lenders, if applicable) will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans thereafter shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity requirement or other similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Taxes with respect to this Agreement or any SOFR Loan made by it (except for (A) Indemnified Taxes (B) Other Taxes, (C) any Tax described in clauses (B) through (D) of the definition of Excluded Taxes and (D) Connection Income Taxes); or

(iii) impose on any Lender, or the London interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender within thirty (30) days following written demand (which demand shall include reasonable supporting information) by such Lender to the Borrower (with a copy to the Administrative Agent), such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) Without duplication of amounts payable in paragraph (a) above, if any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then within thirty (30) days following written demand (which demand shall include reasonable supporting information) by such Lender to the Borrower (with a copy to the Administrative Agent) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Any demand for compensation made by any Lender pursuant to this Section 3.04 shall be made only to the extent such Lender is making similar demand with respect to its similarly situated commercial borrowers where such Lender has the legal right to make such demand. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, pursuant to this Section for any reductions in return incurred more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender, notifies the Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, or if by operation of law such Lender, is prohibited from giving such notice, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof or shall be extended by the period such prohibition is in effect.

3.05 Funding Losses. Within thirty (30) days following written demand (which demand shall include reasonable supporting information) of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Term Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, or continue any Term Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of (i) a request by the Borrower pursuant to Section 12.15 or (ii) an assignment by any Lender that is a Lender on the Closing Date pursuant to Section 12.07(b);

any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. Lenders shall provide the Borrower with a notice (with a copy to the Administrative Agent) setting forth in reasonable detail the basis for Lenders’ demand, which shall be conclusive absent manifest error. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each SOFR Loan made by it at Term SOFR for a comparable amount and for a comparable period as such SOFR Loan, whether or not SOFR Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A reasonably detailed certificate of the Administrative Agent or any Lender, claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay the Administrative Agent or Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days of receipt thereof.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, or any Lender exercising its rights under Section 3.02 to not make or continue SOFR Loans, the Borrower may replace such Lender in accordance with Section 12.15.

3.07 Survival. All of the Borrower’s obligations under this Article 3 shall survive the Termination Date.

3.08 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the Business Day that the Administrative Agent receives consent from the Required Lenders following notice of such Benchmark Replacement being provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple

SOFR, all interest payments will be payable quarterly. The Lenders hereby (i) authorize and direct the Administrative Agent to implement any Benchmark Replacement that has been consented or agreed to by the Required Lenders or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Benchmark Replacement that has been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (at the direction of the Required Lenders), in consultation with the Borrower, will have the right to make Conforming Changes (subject to any consents required in such definition) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Conforming Changes (and to enter into any modifications to this Agreement or the other Loan Documents implementing such Conforming Changes) that have been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Conforming Changes (or in entering into any modifications to this Agreement or the other Loan Documents implementing the same) that have been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement).

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent (acting at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.08(d) and (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders in their reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders in consultation with the Borrower) may modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing or continuation of SOFR Loans to be made or continued during any Benchmark Unavailability Period.

(f) The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or any other applicable Benchmark) or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as directed by the Required Lenders), any termination date relating to the Term SOFR Reference Rate (or any other applicable Benchmark), (ii) to select determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Reference Rate (or any other applicable Benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Required Lenders in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the Term SOFR Reference Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the Term SOFR Reference Rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate or have the same volume or liquidity as did the Term SOFR Reference Rate prior to its discontinuance or unavailability.

ARTICLE 4

CONDITIONS TO TERM LOAN

4.01 Conditions Precedent to Effectiveness. This Agreement (and the Term Loan Commitments hereunder) shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Lenders:

(a) Loan Documents. Receipt by the Administrative Agent and the Lenders of executed counterparts of the following (each in form and substance satisfactory to the Lenders), each properly executed by each Person party thereto:

(i) this Agreement;

(ii) the Security Agreement;

(iii) the Fee Letter;

(iv) The Term Intercreditor Agreement;

(v) [reserved];

(vi) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Required Lenders);

(vii) [reserved];

(viii) [reserved];

(ix) [reserved];

(x) the Disbursement Letter;

(xi) [reserved];

(xii) the Intercompany Subordination Agreement;

(xiii) subject to clause (b)(i) of Schedule 6.18, all Deposit Account Control Agreements and Securities Account Control Agreements that are required for the Loan Parties to comply with the Loan Documents duly executed by the applicable Loan Party, the Administrative Agent, the First Priority Agent and the applicable financial institution; and

(xiv) the Notes (if requested).

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent and the Lenders of the following, each of which shall be originals or facsimiles, dated as of a recent date before the Closing Date and in form and substance reasonably satisfactory to the Lenders:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof (A) executing any agreement, certificate or other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent or Lenders may reasonably require to evidence that each Loan Party is validly existing, in good standing and qualified to engage in business in its state, province, territory or other jurisdiction of organization or formation.

(c) [Reserved].

(d) Filings, Registrations and Recordings. Receipt by the Administrative Agent and the Lenders of each UCC financing statement required by the Collateral Documents or under Law or reasonably requested by the Lenders and one or more intellectual property security agreement as to all intellectual property rights of a Loan Party registered (or with respect to which an application to register is pending) with the United States Patent and Trademark Office or the United States Copyright Office and that constitutes Collateral, in each case, to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject to Permitted Liens), which shall be in proper form for filing, registration or recordation.

(e) Pledged Stock; Stock Powers. Receipt by the Administrative Agent (with copies to the Lenders) of (i) any certificates representing the shares of Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(f) Opinion of Counsel. Receipt by the Administrative Agent and Lenders of a legal opinion of Proskauer Rose LLP, counsel to the Loan Parties.

(g) Financial Statement: Receipt by the Administrative Agent and Lenders of draft audited consolidated balance sheets of Holdings and its Subsidiaries as at the end Fiscal Year ending December 31, 2025, and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year.

(h) Repayment of Existing Credit Agreement Obligations. Receipt by the Administrative Agent and Lenders of the proceeds of the Term Loan and the payments from First Priority Agent set forth in Section 4.01(u), in an amount sufficient to repay in full of the loans and other obligations under the Existing Credit Agreement, including, but not limited to, the outstanding principal balance of the loans made under the Existing Credit Agreement, all accrued and unpaid interest on such loans, and all other accrued fees, costs and expenses (including attorneys’ fees) owing by the Loan Parties in connection with the Existing Credit Agreement, it being understood that upon receipt of the foregoing payments, the Existing Credit Agreement shall be automatically and immediately terminated and of no further force and effect (except with respect to those terms and provisions that expressly survive termination), and all commitments of Administrative Agent and the Lenders to make loans under the Existing Credit Agreement shall be automatically and immediately terminated;

(i) Repayment of Existing Indebtedness. Receipt by Administrative Agent and the Lenders of satisfactory evidence that the loans and obligations under any other agreements with respect to any Indebtedness not constituting Permitted Indebtedness hereunder have been repaid or will be repaid concurrently with the making of the Term Loan under this Agreement and under the First Priority Credit Agreement, and the commitments thereunder have been terminated and the Administrative Agent and Lenders shall have received a customary payoff letter in form and substance reasonably satisfactory to the Lenders relating to the termination of all financing statements and liens associated therewith.

(j) Closing Date Fees. Receipt by the Administrative Agent and the Lenders of any fees, expenses or other compensation required to be paid on or before the Closing Date under this Agreement and the Fee Letter, in the case of expenses to the extent due and invoiced at least two (2) Business Days prior to the Closing Date.

(k) Attorney Costs. The Loan Parties shall have paid all Attorney Costs of the Administrative Agent and the Lenders, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts), in each case invoiced at least two (2) Business Days prior to the Closing Date.

(l) [Reserved].

(m) [Reserved].

(n) Closing Certificate. Receipt by the Administrative Agent and the Lenders of a certificate executed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(t) and 4.01(v) have been satisfied and the representations and warranties described in Section 4.01(r) are true and correct as of the Closing Date.

(o) [Reserved].

(p) [Reserved].

(q) Solvency. Receipt by the Administrative Agent and the Lenders of a solvency certificate from the chief financial officer (or other officer of similar responsibility reasonably acceptable to the Required Lenders) of Holdings, substantially in the form of Exhibit D hereto.

(r) Representations and Warranties. The representations and warranties set forth in Article 5 shall be true and correct in all material respects as of the Closing Date, in each case, except to the extent any such representation and warranty is made on and as of a specified date (and not required to be made on and as of the Closing Date), in which case the same shall have been true and correct in all material respects as of the specified date (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations and warranties shall be true and correct in all respects as of the Closing Date or such earlier specified date, as applicable).

(s) Loan Notice. At least three (3) Business Days prior to the Closing Date, receipt by the Administrative Agent of a Loan Notice for the Term Loan, properly executed by a Responsible Officer of the Borrower.

(t) Material Adverse Effect. Since December 31, 2025, no Material Adverse Effect shall have occurred.

(u) First Priority Credit Agreement. The Borrower shall have (i) entered into, or substantially simultaneously herewith will enter into, the First Priority Credit Agreement that is in a form and substance satisfactory to the Lenders, and (ii) made, or substantially simultaneously herewith shall make, to Administrative Agent and the Lenders in respect of the loans and other obligations outstanding under the Existing Credit Agreement, (a) payment in an amount not less than One Hundred Forty Million Dollars ($140,000,000) to repay the same amount of the outstanding principal balance of Indebtedness under the Existing Credit Agreement as of the Closing Date, and (b) payment in an amount sufficient to satisfy all accrued and unpaid interest, fees, costs and expenses (including Attorneys’ Costs) owing by the Loan Parties under the Existing Credit Agreement.

(v) Default. No Default or Event of Default has occurred and is continuing.

(w) No Other Indebtedness. On the Closing Date, after giving effect to the Transactions and the other transactions completed hereby, Holdings and its Subsidiaries shall have no (x) outstanding Indebtedness for borrowed money other than (i) the Term Loans under this Agreement, (ii) the Indebtedness under the First Priority Credit Agreement and (iii) other Indebtedness that is permitted to remain outstanding pursuant to Section 7.01(b).

(x) Insurance. Receipt by the Administrative Agent and the Lenders of evidence of the insurance coverage required by Section 6.07 and the terms of the Security Agreement.

The acceptance by the Borrower of any Term Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent (for this purpose, other than with respect to conditions the satisfaction of which is dependent on a determination by the Administrative Agent or the Lenders) to the making of such Term Loans have been satisfied. Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 4.01 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Administrative Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 4.01, and (iii) all documents made available to such Lender were acceptable to such Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that, immediately after giving effect to the Term Loans intended to be funded on the Closing Date:

5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits to (i) own its assets and carry on its business, except in each case where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any material Contractual Obligation to which any Loan Party or any Subsidiary is a party or (B) any material order, injunction, writ or decree of any Governmental Authority to which any Loan Party or any Subsidiary or the Property of any Loan Party or any Subsidiary is subject; (iii) violate any applicable material Law (including Regulation U or Regulation X); or (iv) result in a limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or any Subsidiary, except, in the cases of clauses (ii)(A) and (iv), to the extent such failure could not reasonably be expected to result in a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material Indebtedness and other material liabilities, direct or contingent, in accordance with GAAP, of Holdings and its Subsidiaries as of the date thereof.

(b) When delivered, the financial statements delivered pursuant to 6.01(a) and 6.01(b) have been prepared in accordance with GAAP and present fairly in all material respects (where applicable, on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(c) Since September 30, 2025, there has not been any change, effect, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no Proceedings pending or, to the knowledge of a Responsible Officer of any Loan Party, threatened in writing, at law, in equity, in binding arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

(a) No Loan Party or any Subsidiary is in breach of or in default under any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

5.08 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title to, or a valid leasehold interest in, all Real Property necessary in the ordinary conduct of its Business, except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect. No Collateral is subject to any Liens, other than Permitted Liens.

5.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and Businesses and all operations at the Facilities are in compliance and have been for the past five (5) years with all applicable Environmental Laws and the Loan Parties and its Subsidiaries obtained and are in compliance with all Environmental Permits with respect thereto, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no environmental conditions relating to Facilities or the Businesses, that would be reasonably likely to give rise to Environmental Liability;

(b) None of the Facilities contain any Hazardous Materials at, on, in, from or under the Facilities in amounts or concentrations that constitute a violation of Environmental Law, or would be reasonably likely to give rise to Environmental Liability;

(c) Neither any Loan Party nor any Subsidiary has received any written notice of, or written inquiry from any Governmental Authority regarding any violation, alleged violation, or non-compliance with respect to Environmental Laws, or relating to any Environmental Liability, in each case with regard to any of the Facilities or the Businesses and that remains outstanding or unresolved, nor does any Responsible Officer of any Loan Party have knowledge that any such notice or inquiry is being threatened;

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored, used, handled or disposed of at, on, in, from or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of or in excess of a reportable quantity under Environmental Law, or in a manner that would be reasonably likely to give rise to Environmental Liability;

(e) No Proceeding is pending or, to the knowledge of any Loan Party, threatened in writing under any Environmental Law to which any Loan Party or any Subsidiary is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses;

(f) There has been no Release or threat of Release of Hazardous Materials at, on, in, under, or from the Facilities by, or arising from or related to the operations (including disposal of Hazardous Materials) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in each case or in the aggregate, in violation of or in excess of a reportable quantity under Environmental Law or in amounts or in a manner that would reasonably be expected to give rise to Environmental Liability; and

(g) There are no Environmental Liens on or, to the knowledge of any Loan Party, threatened in writing against any of the Collateral.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

5.11 Taxes. The Loan Parties and their respective Subsidiaries have filed all U.S. federal, state and local income and other Tax returns and reports required to be filed, and the Loan Parties and their respective Subsidiaries have paid all U.S. federal, state and local, income and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except, in each case, for (I) Taxes which are being Properly Contested, or (II) to the extent that the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12 ERISA Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) each Loan Party and Subsidiary and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA, the Internal Revenue Code, and other federal, state or provincial Law regarding each Plan;

(b) each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Plan or the related trust;

(c) there are no pending or threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Plan or its assets, (B) any fiduciary with respect to any Plan, or (C) any Loan Party, Subsidiary or ERISA Affiliate with respect to any Plan;

(d) no ERISA Event has occurred or is reasonably likely to occur;

(e) no Pension Plan has any Unfunded Pension Liability;

(f) no Loan Party, Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or has any obligation to, or in respect of, a Multiemployer Plan;

(g) as of the Closing Date, no Loan Party, Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan; and

(h) no Loan Party, Subsidiary or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. Set forth on Schedule 5.13 (as may be updated from time to time in accordance with the terms hereof) is a complete and accurate list of the name and jurisdiction of organization of each Loan Party and each Subsidiary (and if any such Subsidiary is an Excluded Subsidiary, identifying the relevant clause of the definition of “Excluded Subsidiary”) as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), together with (a) the number of shares of each class of Capital Stock of any Loan Party outstanding as of the Closing Date and the owner thereof and (b) the number and percentage of outstanding shares of each class owned by any Loan Party as of the Closing Date. Except as set forth on Schedule 5.13, none of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, and, in the case of any Loan Party that is a corporation, fully paid and non-assessable. As of the Closing Date, none of Holdings and its Subsidiaries have any outstanding shares of Disqualified Capital Stock. As of the Closing Date, all Capital Stock of such Subsidiaries are owned, directly or indirectly, by Holdings.

5.14 Margin Regulations; Investment Company Act; Use of Proceeds.

(a) None of the Loan Parties or any Subsidiary is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) No proceeds of any Borrowing will be used in violation of Section 6.11.

5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or at the direction of a Loan Party on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole (after given effect to any supplement thereto), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in any material respect, provided that, with respect to any projections, pro forma financial information, budgets, estimates and other forward looking statements and general or industry specific economic information, the Loan Parties represent solely that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Administrative Agent and each Lender hereby acknowledge that the projections, pro forma financial information, budgets, estimates and other forward looking statements and general or industry specific economic information delivered by Borrower hereunder are not factual representations and are subject to uncertainties many of which are beyond the control of the Loan Parties and their Subsidiaries and that the actual financial results of the Loan Parties and their Subsidiaries may differ and such differences may be material.

5.16 Compliance with Laws. As of and since the Closing Date, each of the Loan Parties and each Subsidiary has operated at all times in compliance with the requirements of all applicable Laws and all orders, writs, conditions of participation, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities, except in such instances in which (a) such Law or order, writ, injunction or decree is being Properly Contested, or (b) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, neither any Loan Party nor any Subsidiary thereof is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each of the Loan Parties and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, trade secrets, patents, patent rights, industrial designs, industrial design rights, data rights, software franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for and, when taken as a whole, material to the operations of the Loan Parties, taken as a whole. Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party as of the Closing Date. No claim by any Person challenging the use of any IP Rights in the conduct of a Loan Party’s business or the validity, enforceability, registrability or scope of any IP Rights of a Loan Party is pending against any such Loan Party, except, in the case of IP Rights other than Material Intellectual Property, to the extent that any such claim could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties the operation of any Loan Party’s or any Subsidiary’s business does not infringe, misappropriate or otherwise violate on the IP Rights of any Person, except, in the case of IP Rights other than Material Intellectual Property, to the extent that any such infringement, misappropriation or other violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.18 [Reserved].

5.19 Labor Matters. Each Loan Party and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, wages and hours, labor relations, human rights, workers’ compensation and occupational safety and health, except where the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 5.19, (i) no Loan Party or Subsidiary is party to any collective bargaining agreement or other similar Contractual Obligation with a labor union or other labor organization, (ii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement or other similar Contractual Obligation with a labor union or other labor organization, except for such complaints, grievances, or arbitrations that could not reasonably be expected to result in a Material Adverse Effect, (iii) there is no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, (iv) the hours worked by and payments made to the employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, or any other applicable federal, state, provincial, territorial, local or foreign wage and hour law, except where any such violation could not reasonably be expected to result in a Material Adverse Effect and (v) to the knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and to the knowledge of each Loan Party there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar plant closing and mass layoff Laws, which remains unpaid or unsatisfied except as could not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20 Business Locations. Set forth on Schedule 5.20(a) (as may be updated from time to time in accordance with the terms hereof) is a list of all Real Property that is owned or leased by any Loan Party as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate). Set forth on Schedule 5.20(b) is a list of all locations where tangible personal property of any Loan Party (excluding the location of (i) moveable assets, which are moved from location to location in the ordinary course of business, (ii) assets in the possession of employees, (iii) personal property in transit between locations, and (iv) assets out for repair or processing) with a value in excess of $1,000,000 in the aggregate for any such location is located as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate). Set forth on Schedule 5.20(c) is the state, province, territory or other jurisdiction of organization, chief executive office, registered office, tax payer identification number (if applicable) and organizational identification number of each Loan Party as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate).

5.21 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens shall be, perfected security interests to the extent required under the Collateral Documents (in the case of (i) through (iii) below, to the extent such Liens can be perfected by the following actions) and except to the extent perfection is deferred pursuant to Schedule 6.18, prior to all other Liens, other than Permitted Liens, upon (i) making any filings or recordings (including the payment of any required filing fees) required by the Collateral Document, (ii) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights (as each such term is defined in the UCC), the taking of such actions, (iii) the Administrative Agent’s having possession of all Documents, Chattel Paper, Instruments (as each such term is defined in the UCC) and cash constituting Collateral and (iv) in the case of any security interest in (A) assets of Loan Parties constituting Foreign Subsidiaries or (B) Equity Interests in Foreign Subsidiaries, such other actions as are usual and customary for the applicable jurisdiction.

5.22 Solvency. Both before and immediately after giving effect to the Transactions and the payment and accrual of all transaction costs in connection therewith, Holdings and its Subsidiaries, on a consolidated basis, are as of the Closing Date, Solvent.

5.23 Status as Senior Debt, Subordinated Debt.

(a) The Obligations constitute “Senior Debt” (or other comparable term) under the Subordinated Indebtedness Documents, and the subordination provisions set forth in the Subordinated Indebtedness Documents are legally valid and enforceable against the parties thereto; provided that, with the Obligations shall constitute “Junior Debt” (or other comparable term) with respect to the First Priority Obligations, as further set forth in the Term Intercreditor Agreement. For the avoidance of doubt, the Indebtedness under the Loan Documents shall not constitute Subordinated Indebtedness with respect to the Indebtedness under the First Priority Loan Documents.

(b) As of the Closing Date, the Borrower has delivered to the Administrative Agent and the Lenders complete and correct copies of the First Priority Loan Documents (in each case, including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith (other than any fee letter)). All Obligations constitute Indebtedness subject to the terms of and entitled to the benefits of the Term Intercreditor Agreement. Each of the First Priority Loan Documents and the Term Intercreditor Agreement are legally valid and enforceable against the parties thereto.

5.24 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.25 [Reserved]

5.26 [Reserved]

5.27 [Reserved]

5.28 Patriot Act. Each Loan Party and its Subsidiaries are in compliance in all material respects with applicable anti-money laundering laws and regulations (collectively the “Anti-Money Laundering Laws”), including without limitation (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) and (iii) Part II.1 of the Criminal Code, R.S.C. 1985 c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2.

5.29 OFAC and Anti-Corruption.

(a) Neither any Loan Party nor any Subsidiary thereof is, or for the last five years has been, in violation of any Sanctions. Neither any Loan Party nor any Subsidiary thereof, nor to the knowledge of a Responsible Officer of such Loan Party or any of its Subsidiaries, any director, officer, employee, or agent thereof (a) is a Sanctioned Person, (b) has transacted business with or for the benefit of any Sanctioned Person in violation of Sanctions, (c) has any investments in or derives any revenue from any country or territory the subject of comprehensive Sanctions, or (d) has violated in the last five years nor is in violation of any of the Anti-Corruption Laws.

(b) No part of the proceeds of any Term Loan will be used, directly or, to the knowledge of Holdings and its Subsidiaries, indirectly at a Loan Parties’ direction, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or to encourage another to violate the policies of his or her employer or to breach a duty of good faith or loyalty, in violation of the Anti-Corruption Laws; or (ii) for the purpose of funding or financing any activities or business with or otherwise for the benefit of any Sanctioned Person.

ARTICLE 6

AFFIRMATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, the Loan Parties shall and shall cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. The Borrower will furnish to the Administrative Agent, on behalf of each Lender, beginning with the fiscal year ending December 31, 2025 and thereafter, on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that ninety (90) days after the end of each Fiscal Year of Holdings) (i) audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all prepared in accordance with GAAP, and in the case of the consolidated financial statements audited and accompanied by a report and opinion of a firm of independent certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not include any qualification as to scope of such audit or going concern and (ii) a “key performance indicator” report, segment reporting in accordance with GAAP, with such content as may reasonably be agreed by the First Priority Required Lenders.

(b) Quarterly Report. Within fifty (50) days after the end of each fiscal quarter (other than the fourth quarter) of Holdings (commencing with the fiscal quarter ended March 31, 2026), (i) unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of each Fiscal Quarter, and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a “key performance indicator” report, segment reported in accordance with GAAP, with such content as may be reasonably agreed by the Required Lenders.

Notwithstanding the foregoing, documents required to be delivered pursuant to Sections 6.01(a) and 6.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 12.02; or (ii) on any Platform; provided, that: Holdings shall notify the Administrative Agent (which may be by electronic mail) of the posting of any such documents and provided further, no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Holdings hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Company Materials”) by posting Company Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that it will, upon the Administrative Agent’s reasonable request, use commercially reasonable efforts to identify that portion of Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 12.08); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Other than as set forth in the immediately preceding sentence, Holdings shall be under no obligation to mark any Company Materials “PUBLIC.”

6.02 Certificates; Other Information. Deliver to the Administrative Agent for delivery to each Lender, in form and detail reasonably satisfactory to the Required Lenders:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b), a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower, and such Compliance Certificate shall include (i) such supplements to Schedules 5.13, 5.17, 5.20(a), 5.20(b), 5.20(c) and 6.21 as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate, provided, however, that in the event that (x) any item included in such supplement shall constitute or result in a Default or an Event of Default hereunder or (y) any Schedule does not include information otherwise required to be included on such Schedule prior to the date that such Schedule is supplemented pursuant to this clause (a), then in the case of clauses (x) and (y), in no event shall the delivery of such supplement constitute a waiver of such Default or Event of Default by the Administrative Agent or any Lender, and (ii) certification as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) Annual Budget. Within sixty (60) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2026 for the Fiscal Year ending December 31, 2027, the annual business plan and budget of the Loan Parties and their Subsidiaries containing, among other things, projected financial statements for the twelve calendar months immediately following the end of such Fiscal Year (including, without limitation, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of each such calendar month, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for each such calendar month);

(c) Audit Letters. Promptly after the same are available (and in any event within ten (10) Business Days thereof), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them.

(d) Additional Information.

(i) Promptly following the written request of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as may from time to time be reasonably requested (including as required under the Patriot Act); provided, that none of Holdings, any other Loan Party or any of their respective Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter pursuant to this clause (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective agents) is prohibited by Laws or any binding agreement (to the extent the consent of the third party to such agreement has not been obtained after using commercially reasonable efforts) or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; and

(ii) Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(e) Monthly Financials.

(i) Within five (5) days after the last day of each calendar month, an internal flash reporting of the actual liquidity/cash of the Loan Parties and their Subsidiaries for such calendar month, together with a comparison to the budget and figures as of the end of the calendar month for each such item;

(ii) Within twenty-five (25) days after the last day of each calendar month, an internal flash reporting of estimated revenue and operating profit (loss) of the Loan Parties and their Subsidiaries for such calendar month together with a comparison to the budget and figures as of the end of the calendar month for each such item;

(iii) Within thirty-five (35) days, estimated monthly financials consistent with financials included in the CODM Report (it being understood that the CDOM Report refers to a monthly financial package prepared by Holdings in form and substance provided to CB Lender on March 1, 2026); and

(iv) On each second Monday (or if such day is not a Business Day, the immediately following Business Day), commencing with March 16, 2026, the aggregate amount of cash and Cash Equivalents held by non-Loan Party Subsidiaries as of the end of the applicable period and a reasonably detailed calculation demonstrating compliance with Section 6.16.

6.03 Notices.

(a) Promptly (and in any event within two (2) Business Days) after a Responsible Officer of a Loan Party obtaining knowledge of the existence or occurrence thereof, notify the Administrative Agent in writing of the occurrence of any Default or Event of Default (after giving effect to any applicable grace period).

(b) Promptly (and in any event within two (2) Business Days) after a Responsible Officer of a Loan Party obtaining knowledge of the existence or occurrence thereof, notify the Administrative Agent in writing of any matter that a Responsible Officer has determined has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) As soon as reasonably practicable after a Responsible Officer of a Loan Party obtaining knowledge of the occurrence of an event that would reasonably be expected to result in or constitute an ERISA Event that would reasonably be expected to result in a material liability for any Loan Party, notify the Administrative Agent of the occurrence of any such ERISA Event.

(d) Within five (5) Business Days after a Responsible Officer of a Loan Party obtaining knowledge of the occurrence thereof, notify the Administrative Agent, in writing, of the written threat or institution of, and use commercially reasonable efforts to notify the Administrative Agent of any material adverse development in, any Proceeding against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $2,000,000, (ii) which could reasonably be expected to have a Material Adverse Effect, (iii) which seeks injunctive relief with respect to a material portion of the Collateral or this Agreement or any other Loan Document, (iv) which alleges criminal misconduct by any Loan Party, (v) which alleges violations of any Laws or Governmental Approvals, which could reasonably be expected to result in a Material Adverse Effect, (vi) which alleges the material violation of any law regarding, or seeks remedies in connection with, any Environmental Liability in excess of $1,000,000 or (vii) which reasonably is expected to result in the threatened or actual revocation of an Environmental Permit and is reasonably likely to have a material impact on the business.

(e) Promptly (and in any event within five (5) Business Days of such event), notify the Administrative Agent, in writing, of any loss, damage or destruction to a material portion of the Collateral.

(f) Within five (5) Business Days after the execution thereof or receipt thereof, deliver to the Administrative Agent, copies of borrowing base reports, any material notices, amendments, waiver, consents, forbearances and notices of default delivered to, or received from, the First Priority Agent under First Priority Credit Agreement or the ABL Agent under the ABL Credit Agreement.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity the provisions of this Agreement and any other Loan Document that have been breached. The Administrative Agent will deliver each notice or document pursuant to this Section 6.03 to each Lender.

6.04 Payment of Taxes; Tax Returns. Pay and discharge as the same shall become due and payable, (i) all U.S. federal, state and local income and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its Property, in each case, unless (A) the same are being Properly Contested, or (B) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b) Preserve, renew and maintain in full force and effect its good standing and qualification to do business under the Laws of the jurisdiction of its organization and in any other jurisdiction where failure to so maintain good standing or qualification would have or would constitute a Material Adverse Effect.

(c) Preserve, renew and maintain all Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its tangible property owned or used in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, commercial general liability insurance, business interruption insurance, excess liability insurance, Environmental Insurance, and all risk property insurance, in each case with respect to liabilities, losses, damage, or potential contamination in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons and reasonably acceptable to the Required Lenders. If any Real Property subject to a Mortgage Instrument in favor of the Administrative Agent or any part thereof is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the lesser of: (x) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Obligations if replacement cost coverage is not available for the type of building insured); or (y) such lesser amount as may be required by the Required Lenders.

Each such policy of insurance shall (i) name Administrative Agent, on behalf of each Lender as an additional insured by endorsement thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent (at the direction of the Required Lenders), that names Administrative Agent, on behalf of Lenders as the lenders loss payee thereunder and (iii) provide for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the event of cancellation for non-payment). The Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters. The Loan Parties or their insurance broker shall provide a certificate of insurance upon each policy renewal or replacement. In the event the Borrower fails within ten (10) Business Days after Administrative Agent’s written request to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may (but shall have no obligation to) purchase insurance at the Borrower’s expense to protect the Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect the Borrower’s interests. The coverage purchased by Administrative Agent may, but need not, pay any claim made by the Borrower or any claim that is made against the Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that the Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, subject to the limitations of Section 12.05, the Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on their own.

6.08 Compliance with Laws. Comply with the requirements of all Laws and Governmental Approvals applicable to it (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except (i) in such instances in which such Laws or order, writ, injunction or decree is being Properly Contested or (ii) where the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be, in each case, in accordance with GAAP.

(b) Maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records and conduct audits and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that the Loan Parties shall not be responsible for the costs and expenses associated with more than one (1) such visitation or inspection in the aggregate for the Administrative Agent in any Fiscal Year unless an Event of Default has occurred and is continuing, provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent or any of its respective representatives or independent contractors may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and, in the case of Collateral audits, as frequently as deemed necessary by the Administrative Agent. A representative of each Lender shall have the right to accompany the Administrative Agent in connection with all such inspections, audits and examinations (at such Lender’s sole cost and expense). Notwithstanding the foregoing or anything else to the contrary in this Agreement or any other Loan Document, neither Holdings or any other Loan Party or any of their respective Subsidiaries shall be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by Laws or binding agreement (to the extent the consent of the third party party to such agreement has not been obtained after using commercially reasonable efforts) or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.11 Use of Proceeds.

(a) Use the proceeds of the Term Loans to refinance (in part) Indebtedness of the Loan Parties and their Subsidiaries outstanding as of the Closing Date under the Existing Credit Agreement.

(b) Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any applicable Law or the expressed provisions of any Loan Document.

6.12 Additional Subsidiaries and Certain Other Actions.

(a) Subject to the Agreed Security Principles (with respect to the Foreign Subsidiaries), within ten (10) Business Days (or such longer period as may be agreed by the Administrative Agent (at the direction of the Required Lenders)) of any acquisition or the formation of any Subsidiary, notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) Subject to the Agreed Security Principles (with respect to the Foreign Subsidiaries), within forty-five (45) days (or such longer period as may be agreed by the Administrative Agent (at the direction of the Required Lenders)) of an acquisition of a Subsidiary (other than an Excluded Subsidiary), or within forty-five (45) days (or such longer period as may be agreed by the Administrative Agent (at the direction of the Required Lenders)) of any Significant Subsidiary (other than an Excluded Subsidiary) being formed or any Excluded Subsidiary becoming a Significant Subsidiary, cause each such Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement or such other document as the Administrative Agent or the Required Lenders may reasonably request for such purpose, and (B) (1) in the case of a Domestic Subsidiary, deliver to the Administrative Agent the documents of the types referred to in Sections 4.01(b), (d), and (e) and take any actions required under Section 6.14, and, if reasonably requested by the Administrative Agent or the Required Lenders, opinions of counsel to such Person (which shall be in the form delivered on the Closing Date (other than with respect to changes in Law and changes in the form of such law firms opinion)) and (2) in the case of a Foreign Subsidiary, deliver to the Administrative Agent the documents of the type appropriate for establishing the security interest of the Administrative Agent in the property and assets of such Foreign Subsidiary (subject to exceptions as to scope that are usual and customary for the applicable jurisdiction of such Foreign Subsidiary, as reasonably agreed by the Borrower and the Required Lenders) and take such other actions as are reasonably requested by the Administrative Agent or the Required Lenders in connection with establishing or perfection such security interest (including, if reasonably requested by the Administrative Agent or the Required Lenders, the delivery of opinions of counsel), in each case of the foregoing clauses (1) and (2), all in form and scope reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

6.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties will do and cause each Subsidiary and each ERISA Affiliate to do, each of the following: (i) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code, and other federal, state or provincial Law and (ii) make all required contributions to any Multiemployer Plan, any Pension Plan and any other Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

6.14 Further Assurances.

(a) Promptly upon the reasonable written request by the Administrative Agent or the Required Lenders, the Loan Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Administrative Agent or the Required Lenders may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

(b) Without limiting the generality of the foregoing, the Loan Parties will (i) with respect to the Closing Date Material Real Property, within forty five (45) days of the Closing Date (or such later date as may be permitted by the Administrative Agent (acting at the direction of the Required Lenders)), and with respect to any Material Real Property acquired subsequent to the Closing Date, not later than within ninety (90) after such acquisition (or such later date as may be permitted by the Administrative Agent (at the direction of the Required Lenders)), deliver to the Administrative Agent a Mortgage Instrument and Mortgage Supporting Documents and shall cause such Material Real Property (other than Excluded Property) of each Loan Party to be subject at all times to second priority, perfected Liens (except for Permitted Liens) and title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents and, with respect to any such Material Real Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent or the Required Lenders shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent or the Required Lenders may reasonably request in connection with the foregoing, including, if requested, appropriate UCC financing statements, real estate title insurance policies, surveys, Phase I environmental site assessment reports, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person as to customary matters and other Mortgage Instruments, Mortgage Supporting Documents, and similar items, all in form, content and scope reasonably satisfactory to the Required Lenders.

6.15 Covenant with Respect to Environmental Matters.

(a) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply in all respects with the requirements of all Environmental Laws and Environmental Permits applicable to the Facilities, Businesses, Loan Parties or their Property.

(b) Notify the Administrative Agent promptly (and in any event within five (5) Business Days after becoming aware) of any (i) material violation of Environmental Law, (ii) Release of Hazardous Material at, on, in, under or from, or any Hazardous Material pollution or contamination affecting, the Facilities, or (iii) any Environmental Lien on or threatened against the Collateral in each case of (i), (ii) and (iii) which could reasonably be expected to result in a Material Adverse Effect; forward to the Administrative Agent promptly (and in any event within five (5) Business Days after receipt of) any material written notices relating to such matters in (i), (ii) and (iii) received from any Governmental Authority; and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, pay when due any security, financial assurance, fine or assessment against the Loan Parties or the Facilities in connection with the matters in (i), (ii) and (iii), provided, that the Loan Parties shall not be required to pay any such security, financial assurance, fine or assessment so long as the validity thereof shall be Properly Contested; and provided further that, in any event, payment of any such security, financial assurance, fine or assessment shall be made before any of their Property shall be subjected to an Environmental Lien or be seized or sold in satisfaction thereof.

(c) Promptly (and in any event within five (5) Business Days) notify the Administrative Agent upon becoming aware of any Default with the covenants in this Section 6.15;

(d) Not conduct, and not permit any tenant of the Facilities to conduct any operations at the Facilities involving generating, storing, disposing, using, treating, transporting or handling of Hazardous Materials in violation of applicable Environmental Laws or Environmental Permits or any other activity that could reasonably be expected to result in (i) the imposition on any Lender or the Administrative Agent of any material Environmental Liability, or (ii) the imposition on the Loan Parties, the Collateral or the Facilities of any material Environmental Liability or any Environmental Lien.

(e) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, inspect, investigate, mitigate, remediate, restore, clean-up, contain or remove, or conduct any other corrective or response action required pursuant to Environmental Law to address or resolve any Releases of or the presence of Hazardous Materials at, on, in under or from the Facilities or any violation of Environmental Law applicable to the Loan Parties, which inspection, investigation, mitigation, remediation, restoration, clean-up, containment, removal, response or corrective action must be done in material compliance with applicable Environmental Laws and at the Borrower’s expense; and the Borrower agrees that the Administrative Agent has the right (acting at the direction of the Required Lenders, at their sole option), to have an environmental engineer or other representative review such containment, removal or response action.

6.16 Anti-Cash Hoarding. If the aggregate amount of unrestricted cash and Cash Equivalents held by Subsidiaries of Holdings that are not Loan Parties exceeds $10,000,000 on each second Monday (or if such day is not a Business Day, the immediately following Business Day), commencing with March 16, 2026, Holdings shall, and shall cause such non-Loan Party Subsidiaries to, promptly (and in any event within five (5) Business Days after such time, or such longer period as may be agreed by the First Priority Agent (at the direction of the First Priority Required Lenders)) distribute or otherwise transfer such excess amount to the Borrower or another Loan Party (other than Holdings); provided, that any distribution or transfer of unrestricted cash and Cash Equivalents held by any Foreign Subsidiaries of Holdings that are not Loan Parties pursuant to this Section 6.16 shall be restricted hereunder to the extent and only for so long as the repatriation of funds to fund such prepayments (x) is prohibited or restricted or materially delayed by applicable local laws or (y) would reasonably be expected to result in a material adverse tax consequence to Holdings or its Subsidiaries and, in each case, is notified in writing by the Borrower to the First Priority Agent, and in the case of (x), provided that Holdings causes such Foreign Subsidiary to use its commercially reasonable efforts to permit the transfer of the applicable funds.

6.17 Lenders’ Meetings; Lender Calls. The Loan Parties will participate in a telephonic meeting with the Administrative Agent and Lenders (i) at least once per Fiscal Quarter (starting with the first full Fiscal Quarter after the Closing Date) (but not less than four such telephonic meetings per Fiscal Year) and (ii) upon reasonable request from the Administrative Agent (acting at the direction of the Required Lenders), in each case, at such time and place as may be mutually agreed to by the Borrower and the Required Lenders.

6.18 Post-Closing Covenants. The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.18, in form and substance reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders in their sole discretion), on or before the date specified for such requirement in such Schedule or such later date to be agreed in writing by the Administrative Agent (at the direction of the Required Lenders in their sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders in their sole discretion). To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified on Schedule 6.18, such delivery may be made or such action may be taken at any time prior to that date specified on Schedule 6.18.

6.19 Holdings Asset and Operations Transfer. Holdings shall exercise commercially reasonable efforts to transfer, contribute or otherwise convey all of its Material Assets (other than its ownership of Capital Stock in the Borrower and other Subsidiaries) and material operations to the Borrower or another Loan Party (other than Holdings) as promptly as reasonably practicable following the Closing Date (and from time to time thereafter following any acquisition, assumption or development of any Material Assets or operations). Holdings shall provide the First Priority Agent with periodic written updates regarding the status of any such transfers upon reasonable request by the First Priority Agent (acting at the direction of the Required Lenders). Such written updates shall be promptly shared with Administrative Agent.

6.20 Patriot Act; OFAC. The Loan Parties shall (a) comply with the Anti-Money Laundering Laws, (b) make no offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, directly or indirectly, to any Person in violation of any Anti-Corruption Laws, (c) not transact any business directly or knowingly indirectly with, for the purpose of funding, financing or facilitating any activities, business or transaction of, or for the benefit of, any Sanctioned Person, (d) maintain adequate policies and procedures to provide reasonable assurances that violations of Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws will be prevented and detected and (e) comply with Beneficial Ownership Regulations (and promptly comply with any requests from the Administrative Agent for updated or additional Beneficial Ownership Certifications that may be required or reasonably requested hereunder).

6.21 Account Control Agreements; Bank Accounts. Schedule 6.21 shows all Deposit Accounts and Securities Accounts maintained by the Loan Parties. Each Loan Party shall be the sole account holder of each Deposit Account and Securities Account and shall not allow any other Person (other than Administrative Agent, and, subject to the applicable Intercreditor Agreement, the First Priority Agent and/or ABL Agent) to have control over a Deposit Account, Securities Account or any Property deposited therein. Each Loan Party shall promptly (a) notify Administrative Agent of any opening or closing of a Deposit Account or Securities Account, (b) concurrently with the opening thereof, ensure such account is subject to a fully executed Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, an original copy of which has been delivered to Administrative Agent, and (c) with the consent of Administrative Agent (acting at the direction of the Required Lenders), amend Schedule 6.21 to reflect same.

6.22 [Reserved].

6.23 Operational Consultant. Upon the request of First Priority Required Lenders, Holdings and the Borrower shall, as promptly as reasonably practicable following the receipt of such request, engage an operational or financial consultant (the “Operational Consultant”) to provide operational, financial, or strategic assistance to Holdings and the Borrower and their respective Subsidiaries; provided that (a) the identity of the Operational Consultant and the scope and terms of such engagement shall be determined by

First Priority Required Lenders (in consultation with the Chief Executive Officer (or other Responsible Officer) of Holdings), (b) neither Holdings nor the Borrower shall unreasonably delay or withhold its cooperation in connection with such engagement, (c) Holdings shall provide, and shall cause its Subsidiaries to provide, the Operational Consultant with reasonable access to Holdings and its Subsidiaries’ facilities, books and records, management, and employees as reasonably necessary for the Operational Consultant to perform its duties and (d) reasonable and customary fees and expenses of the Operational Consultant shall be borne by Holdings and the Borrower.

ARTICLE 7

NEGATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.01 and any Permitted Refinancing of such Indebtedness;

(c) purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries for the purchase of fixed assets, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any accrued interest and fees, expenses and commissions, and (iii) the total amount of all such Indebtedness outstanding at any time shall not exceed $6,000,000;

(d) (i) Indebtedness under the First Priority Credit Agreement (or any Permitted Refinancing of such Indebtedness) in an aggregate principal amount outstanding at any time not to exceed the amount permitted under the Term Intercreditor Agreement, so long as such Indebtedness is subject to the Term Intercreditor Agreement; provided that, such Indebtedness shall not be incurred or guaranteed by any Person that is not a Loan Party, and (ii) Indebtedness under any ABL Credit Agreement (and any Permitted Refinancing of such Indebtedness) approved, at the time of effectiveness thereof, by the First Priority Required Lenders, so long as such Indebtedness is subject to the ABL Intercreditor Agreement; provided that, (A) the aggregate principal amount of loans permitted to be made or made under any ABL Credit Agreement shall not exceed $100,000,000 at any time, (B) such Indebtedness shall not be incurred or guaranteed by any Person that is not a Loan Party, and (C) such Indebtedness is secured by Liens on the Collateral that are senior with the Liens on the Collateral securing the Obligations;

(e) intercompany Indebtedness permitted under Section 7.03(h);

(f) [Reserved];

(g) Guarantees by (i) Loan Parties of Indebtedness of other Loan Parties and (ii) non-Loan Parties of Indebtedness of other non-Loan Parties, in each case, which Indebtedness is otherwise permitted to be incurred under this Section 7.01, to the extent permitted by Section 7.03;

(h) Indebtedness of Foreign Subsidiaries (other than Loan Parties) incurred for working capital purposes, so long as the sum of (i) the aggregate outstanding principal amount of such Indebtedness, plus (ii) the aggregate outstanding amount of all Investments permitted pursuant to Section 7.03(h)(iii) does not exceed $6,000,000 at any time;

(i) to the extent constituting Indebtedness, any Hedge Agreement entered into in the ordinary course of business for risk management purposes and not speculative purposes;

(j) Indebtedness arising from cash deposits made to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 9.01(h);

(l) Surety Indebtedness and any other Indebtedness in respect of (i) bids, tenders, performance bonds, or appeal bonds incurred in the ordinary course of business, and (ii) workers compensation claims, disability, health or other employee benefits and self-insurance obligations incurred in the ordinary course of business;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten days of incurrence;

(n) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(o) Indebtedness incurred in connection with the endorsement of instruments for deposit in the ordinary course of business;

(p) to the extent constituting Indebtedness obligations, Indebtedness in respect of Banking Services Obligations and other netting services or overdraft protection in connection with deposit or securities accounts, in each case, incurred in the ordinary course of business;

(q) [Reserved];

(r) other Indebtedness of any Loan Party in an aggregate principal amount not exceeding $6,000,000 for the last Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, at any time outstanding; provided that, (i) Indebtedness incurred pursuant to this Section 7.01(r) shall be unsecured and shall constitute Subordinated Indebtedness and (ii) such Indebtedness cannot be guaranteed by any Person that is not a Loan Party;

(s) [Reserved];

(t) [Reserved]; and

(u) Indebtedness of Holdings or any Subsidiary consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business and consistent with past practices;

Notwithstanding anything herein to the contrary, (A) any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party shall be evidenced by a demand note (which may cover all such intercompany Indebtedness) in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders) and, subject to the terms of the Term Intercreditor Agreement, pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) and (B) any Indebtedness of a Loan Party owing to a Subsidiary that is not a Loan Party shall be unsecured and subordinated pursuant to the Intercompany Subordination Agreement.

7.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.02 (including any Liens resulting from a Permitted Refinancing thereof);

(c) Liens (other than Liens under ERISA) for Taxes, assessments or governmental charges or levies the payment of which is not required under Section 6.04;

(d) Liens of landlords and Liens of carriers, warehousemen, mechanics, construction, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet overdue or, if overdue, are being Properly Contested;

(e) segregated cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) segregated cash deposits to secure the performance of bids, trade contracts, licenses and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature (other than Funded Indebtedness) incurred in the ordinary course of business;

(g) zoning, building codes and other land use Laws, servicing agreements, servitudes, easements, rights-of-way, restrictions and other similar encumbrances or minor title defects affecting Real Property reservations, limitations, provisos and conditions, if any, which are imposed by any Governmental Authority having jurisdiction over such real property or any interest therein, in each case, which do not secure obligations for the payment of money or, in the aggregate, materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.01(c), provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (and other Property financed by the same financing source) and (ii) the Indebtedness secured thereby does not exceed the cost of the Property being acquired on the date of acquisition;

(i) leases, licenses (including with respect to intellectual property) or subleases granted to others in the ordinary course of business that (i) do not constitute a sale or other disposition, (ii) do not interfere, individually or in the aggregate, in any material respect with the business of the Loan Parties and their Subsidiaries, on a consolidated basis, (iii) does not limit or impair the Administrative

Agent’s rights or remedies with respect to any Collateral (including, but not limited to, the ability of Administrative Agent to use any intellectual property or other property that is the subject of any such lease, license or sublicense in connection with the exercise by the Administrative Agent of any rights or remedies with respect to any other Collateral), and (iv) are not adverse to the interests of the Administrative Agent or the Lenders in any material respect;

(j) any interest of title of a lessor in and to personal property leased (other than through a Capital Lease) under leases permitted by this Agreement;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party;

(l) [Reserved];

(m) (i) Liens on the Collateral granted pursuant to the First Priority Loan Documents; provided that such Liens are senior to the Liens securing the Obligations and are subject to the Term Intercreditor Agreement, and (ii) Liens on the Collateral granted pursuant to the ABL Loan Documents; provided that such Liens shall be senior to the Liens securing the Obligations;

(n) Liens consisting of judgment, appeal bonds, judicial attachment liens or other similar Liens arising in connection with court proceedings, provided that the enforcement of such Liens is effectively stayed and all such Liens secure judgments the existence of which do not constitute an Event of Default under Section 9.01(h);

(o) [Reserved];

(p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted hereunder;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(r) deposits of cash with the owner or lessor of premises leased and operated by Holdings or any Subsidiary in an aggregate not to exceed $1,200,000 to secure the performance of obligations under the terms of the lease for such premises;

(s) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Loan Party, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect solely to cash management and operating account management or arising under Section 4-208 or 4-210 of the UCC on items in the course of collection (and not with respect to any Indebtedness for borrowed money);

(t) (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.01(l), and (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.01(l) that encumber documents and other property relating to such letters of credit and are not blanket Liens;

(u) the filing of UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;

(v) [Reserved];

(w) [Reserved];

(x) [Reserved];

(y) Liens not otherwise permitted by this Section and as to which the aggregate amount of the obligations secured thereby does not exceed $6,000,000 at any time outstanding;

(z) [Reserved];

(aa) [Reserved];

(bb) Liens on property of any Foreign Subsidiary arising mandatorily under the laws of the jurisdiction of organization of such Foreign Subsidiary; and

(cc) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course of business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing.

7.03 Investments. Make any Investments, except:

(a) cash or Cash Equivalents;

(b) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business (other than in connection with any intercompany sales) and payable or dischargeable in accordance with customary trade terms;;

(c) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors or in settlement of litigation or other disputes in the ordinary course of business;

(d) Investments existing as of the Closing Date and set forth in Schedule 7.03; provided that the amount of such Investment is not increased after the Closing Date except in accordance with this Section 7.03;

(e) Guarantees permitted by Section 7.01;

(f) [Reserved];

(g) investments consisting of licensing of intellectual property to other Persons in the ordinary course of business that (i) do not constitute a sale or other disposition of such intellectual property,(ii) do not interfere, individually or in the aggregate, in any material respect with the business of the Loan Parties and their Subsidiaries, on a consolidated basis, (iii) does not limit or impair the Administrative Agent’s rights or remedies with respect to any Collateral (including, but not limited to, the ability of Administrative Agent to use any intellectual property in connection with the exercise by the Administrative Agent of any rights or remedies with respect to any other Collateral) and (iv) are not otherwise adverse to the interests of the Administrative Agent or the Lenders in any material respect;

(h) intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) Subsidiaries that are not Loan Parties in Subsidiaries and (iii) any Loan Party in any Subsidiary (which is not a Loan Party), so long as the sum of (x) the aggregate amount of outstanding Investments described in the foregoing clause (iii) plus (y) the aggregate principal amount outstanding of all Indebtedness permitted pursuant to Section 7.01(h), does not to exceed $6,000,000 at any time;

(i) Investments received in connection with a Disposition made in accordance with the requirements of Section 7.05(f);

(j) to the extent constituting an Investment, any Hedge Agreement entered into for risk management purposes and not speculative purposes;

(k) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business (other than in connection with any intercompany sales) or otherwise constituting deposits permitted pursuant to Section 7.02(f);

(l) investments received in connection with the bankruptcy, reorganization or liquidation of, or the settlement of delinquent accounts or disputes with, any customers, suppliers, vendors or other account debtors, in each case in the ordinary course of business of Holdings and its Subsidiaries;

(m) [Reserved];

(n) other Investments with cash or Cash Equivalents not to exceed at any time outstanding $6,000,000;

(o) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(p) [Reserved];

(q) guaranty obligations in respect of real property leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(r) non-cash loans and advances to directors, officers and employees to finance the purchase by such persons of Capital Stock issued by Holdings (including its direct or indirect parent).

7.04 Fundamental Changes. Merge, dissolve, liquidate, wind-up, consolidate with or amalgamate into another Person, or divide (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law), provided, however, that, subject to the terms of Section 6.12 and Section 6.14, (a) any Loan Party organized in the United States other than Holdings may merge, amalgamate, wind-up into or consolidate with any other Loan Party organized in the United States other than Holdings, provided that, if any such transaction described in this clause (a) involves the Borrower, the Borrower is the surviving entity, or in the case of an amalgamation, the amalgamated entity remains the Borrower, (b) any Subsidiary that is not a Loan Party may merge, amalgamate, wind-up into or consolidate with any other Subsidiary that is not a Loan Party or a Loan Party other than Holdings so long as no other provision of this Agreement would be violated thereby, provided that, if such transaction involves a Loan Party, the Loan Party is the surviving entity (or in the case of an amalgamation, the amalgamated entity remains a Loan Party), (c) any Subsidiary (other than any Loan Party) may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05 and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party other than Holdings (in the case of a transferor that is a Loan Party) or any Subsidiary (in the case of a transferor that is not a Loan Party).

7.05 Dispositions. Make any Disposition other than:

(a) sales of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries;

(b) any sale, transfer or other disposition of Property by any Loan Party to any other Loan Party;

(c) any sale, transfer or other disposition of Property by any Subsidiary which is not a Loan Party to any Loan Party or to any other Subsidiary which is not a Loan Party; provided that, the consideration paid by any Loan Party in respect of any sale, transfer or other disposition of Property by a Subsidiary that is not a Loan Party shall not exceed fair market value;

(d) the sale, transfer or other disposition of obsolete or worn out tangible equipment or Real Property or any equipment or Real Property which is no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries, including the termination or surrender of any Real Property lease;

(e) the grant of any lease, license or sublease permitted by Section 7.02(i) or 7.03(g);

(f) the sale, transfer or other disposition of accounts receivable constituting bad debts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing, including factoring, securitization, supply chain programs or similar arrangements );

(g) other Dispositions by the Borrower and their Subsidiaries the proceeds (valued at the principal amount in the case of non-cash proceeds consisting of notes or other evidences of Indebtedness and valued at fair market value in the case of all other non-cash proceeds) of which do not exceed $6,000,000 in the aggregate in any Fiscal Year;

(h) Dispositions permitted by Section 7.04;

(i) the sale or issuance of the Capital Stock (other than Disqualified Capital Stock) of any Subsidiary of Holdings (i) to the Borrower or any other Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party.

(j) the use or transfer of money, cash, or Cash Equivalents in the ordinary course of business that is in a manner not prohibited by the terms of this Agreement or the other Loan Documents;

(k) Dispositions of equipment that, in the aggregate during any Fiscal Year, has a fair market or book value (whichever is greater) of $1,200,000 or less;

(l) leases or subleases of Real Property or personal property in the ordinary course of business;

(m) any abandonment, cancellation, non-renewal or discontinuance of maintenance of registrations with Governmental Authorities of IP Rights (or rights relating thereto) of Holdings or its Subsidiaries (other than Material Intellectual Property) that such Person determines in good faith is desirable in the ordinary course of its business, provided that such abandonment, cancellation, non-renewal or discontinuance would not reasonably be expected to result in a Material Adverse Effect;

(n) to the extent constituting Dispositions, payments permitted under Section 7.06, Investments permitted under Section 7.03, and Liens permitted under Section 7.02;

(o) [Reserved];

(p) Dispositions resulting from a casualty event or other insured damage to, or any taking under power of eminent domain, or by condemnation or similar proceeding; provided that the Net Cash Proceeds thereof shall, notwithstanding any other provision of this Agreement, be used to prepay the Term Loans in accordance with Section 2.05(b) (subject to the reinvestment rights provided for therein); and

(q) the termination or unwinding of any Hedge Agreements in accordance with its terms.

Notwithstanding the foregoing, nothing in this Section 7.05 shall, directly or indirectly, permit any Disposition that would result in a Change of Control.

7.06 Restricted Payments. Directly or indirectly declare or make any Restricted Payment, except that:

(a) each Subsidiary of Holdings may make Restricted Payments (directly or indirectly) to any Loan Party or the Borrower;

(b) Holdings may declare and make non-cash dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of Holdings;

(c) each applicable Loan Party and each Subsidiary may make regularly scheduled payments of interest and may also pay other monetary obligations (but in any event, excluding obligations related to the payment of principal on an accelerated basis) of Subordinated Indebtedness (including, for the avoidance of doubt, Earn-Out Obligations) permitted to be incurred hereunder, in each case only to the extent the payment of such interest or other monetary obligation is permitted under the applicable Subordination Agreement;

(d) [reserved];

(e) Restricted Payments on a pro rata basis to minority ownership interest holders of any non-wholly owned Subsidiary solely to the extent the proceeds for such Restricted Payment were generated by such Subsidiary; provided that, Holdings and each Subsidiary that owns Equity Interests in such Subsidiary receives its pro rata share of such Restricted Payment;

(f) [reserved];

(g) [reserved];

(h) [reserved]; and

(i) so long as no Event of Default exists or would immediately result therefrom, the Borrower and the other Loan Parties (other than Holdings) may redeem, repurchase or otherwise make payments in settlement of, or may make distributions to Holdings (and Holdings to any direct or indirect parent thereof) to permit Holdings or any direct or indirect parent thereof to redeem, repurchase or otherwise make payments in settlement of, Capital Stock of Holdings (or any direct or indirect parent thereof) (including, for the sake of clarity, any phantom equity or deferred compensation obligation valued by reference to the Capital Stock of Holdings or any direct or indirect parent thereof) held by current or former employees, directors, officers or consultants of Holdings (or any direct or indirect parent thereof, but solely to the extent related to the business of Holdings and its Subsidiaries) or any of its Subsidiaries, in an aggregate amount not to exceed $6,000,000.

7.07 Change in Nature of Business. Engage in any business different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date or reasonably ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrower and its Subsidiaries on the Closing Date.

7.08 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any executive officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties (other than Holdings), (b) intercompany transactions otherwise permitted by this Agreement (except that any transaction between a Subsidiary that is a Loan Party and a Subsidiary that is not a Loan Party shall, as to the Loan Party, satisfy the requirements of clause (e) below), (c) customary and reasonable compensation and reimbursement of expenses of officers and directors, (d) payment of Restricted Payments permitted pursuant to Section 7.06, and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate and that are fully disclosed to the Administrative Agent prior to the consummation thereof if they involve one or more payments by Holdings or any of its Subsidiaries in excess of (taken together with all other such payments made during the applicable fiscal year excluded pursuant to this exclusion) $1,000,000 for any single transaction or series of related transactions with any Person.

7.09 Burdensome Agreements.

(a) Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits except for (i) any agreement in effect on the Closing Date described on Schedule 7.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole (as reasonably determined by Borrower and Administrative Agent (acting at the direction of the Required Lenders) in good faith), with respect to such restrictions than those contained in those agreements on the Closing Date, (ii) any agreement in effect at the time any Loan Party becomes a Loan Party that is disclosed in writing to the Administrative Agent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Loan Party, provided that any such agreement expressly permits Restricted Payments, transfers of property and investments to pay the Obligations, (iii) any agreement included in any agreement governing Indebtedness of a Foreign Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.01; (iv)(x) any agreement in connection with a Disposition permitted by Section 7.05 during an interim period prior to the closing of such Disposition and (y) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 7.03), which limitation is applicable only to the assets that are the subject of such agreements, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.03 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) applicable Law, rule, regulation or order or the customary terms of any license, authorization, concession or permit, (viii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (ix) the Loan Documents, the First Priority Loan Documents and the ABL Loan Documents, (x) [reserved], or (xi) any customary restrictions in any other Indebtedness permitted by Section 7.01 that is no more restrictive in any respect than the restrictions set forth herein; or

(b) Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.01(c) or 7.01(f), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby, including restrictions regarding leases, licenses or subleases permitted by 7.02(i), so long as such restrictions relates only to the assets subject thereto, (iii) customary restrictions contained in Indebtedness incurred pursuant to Section 7.01 (provided that such restrictions do not restrict the Liens securing the Obligations or the priority status thereof required by the applicable Intercreditor Agreement), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.02 or 7.03 and limited to such cash or deposit, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, (vii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (viii) restrictions set forth in the First Priority Loan Documents, the ABL Loan Documents or the definitive documentation for other Subordinated Indebtedness permitted under this Agreement and (ix) [reserved].

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Subordinated Indebtedness.

(a) (i) Amend or otherwise modify the terms of (1) any Subordinated Indebtedness Documents, except for amendments or modifications (x) made in compliance with the applicable Subordination Agreement and (y) that are not materially adverse to the interests of Administrative Agent or the Lenders (taken as a whole) or (2) the First Priority Loan Documents, except for amendments or modifications permitted by the Term Intercreditor Agreement; (ii) other than in connection with a Permitted Refinancing and other than payments (if any) not prohibited under the terms of the applicable Subordination Agreement or Term Intercreditor Agreement, as applicable, prepay, defease, retire or otherwise acquire an interest in any of the Subordinated Indebtedness, any unsecured Indebtedness or any Indebtedness (other than Indebtedness under the ABL Credit Agreement) secured by a Lien junior in priority to the Lien securing the Obligations; provided that, notwithstanding anything to the contrary in this clause (ii), no payment (whether in respect of principal, interest, fees or other amounts, and whether in the form of cash, payment in kind or otherwise) shall be made in respect of the First Priority Obligations other than as permitted pursuant to the Term Intercreditor Agreement; or (iii) designate any Indebtedness other than the Obligations, the First Priority Obligations and the ABL Facility Obligations as “Senior Debt” (or comparable term) under the Subordinated Indebtedness Documents.

7.12 Certain Agreements; Fiscal Year; Legal Name, State of Formation and Form of Entity; Accounting.

(a) Other than as set forth in the Organization Documents delivered to the Administrative Agent pursuant to Section 4.01(b) hereof, amend, modify or change its Organization Documents in a manner which is materially adverse to the interests of the Administrative Agent and the Lenders (it being agreed that any amendment, modification or change that affects the perfection, priority or the ability of the Administrative Agent to realize on its Lien on any Collateral shall be deemed materially adverse to the interests of the Administrative Agent and the Lenders (in each case, subject to any applicable grace periods, cure periods or other similar holidays established under applicable Law)), unless approved in writing by the Administrative Agent (solely at the direction of the Required Lenders) or unless expressly permitted pursuant to Section 7.12(e); provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law).

(b) [Reserved].

(c) Amend or otherwise modify the terms of any First Priority Loan Document or any ABL Loan Documents (or any replacement or refinancing Indebtedness in respect thereof) except to the extent permitted by the applicable Intercreditor Agreement.

(d) Change its Fiscal Year, unless consented to in writing by the Administrative Agent (at the direction of the Required Lenders).

(e) Change its name or its state or jurisdiction of formation, its registered office or chief executive office, or its form of organization without providing thirty (30) days (or such other period as agreed by the Administrative Agent (at the direction of the Required Lenders)) prior written notice to the Administrative Agent, provided that nothing herein shall permit any Loan Party to change its state of formation to a state or jurisdiction outside the country it is organized in as of the Closing Date.

(f) Make any change in accounting treatment or reporting practices, except as required by GAAP or as required by such Loan Party’s auditor without the prior written consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed).

7.13 [Reserved].

7.14 [Reserved].

7.15 Limitation on Transfers to Holdings. Notwithstanding anything to the contrary in this Agreement, permit any Loan Parties (other than Holdings) to, directly or indirectly:

(a) make any loan or advance to Holdings pursuant to Section 7.01(e);

(b) Guarantee any Indebtedness of Holdings pursuant to Section 7.01(g);

(c) make any Investments in Holdings pursuant to Section 7.03(h)(i);

(d) make any Disposition to Holdings pursuant to Section 7.05(b) or Section 7.05(i); or

(e) make any Restricted Payments or intercompany distribution to Holdings pursuant to Section 7.06(a) or Section 7.06(e);

For the avoidance of doubt, this Section 7.15 shall not prohibit (i) dividends or distributions made to Holdings for the sole purpose of funding Holdings’ reasonable corporate overhead expenses, administrative expenses, franchise taxes and other similar costs and expenses incurred in the ordinary course of business or (ii) payments expressly permitted under other provisions of this Agreement that do not rely upon the foregoing baskets.

7.16 [Reserved].

7.17 [Reserved]

7.18 Transfers of Intellectual Property and Other Material Assets.

(a) Notwithstanding anything to the contrary in this Article 7, after the Closing Date, but subject to Section 7.02(i) and Section 7.03(g), (a) the Loan Parties will not transfer (including by way of an Investment, Disposition, Restricted Payment or otherwise) to any Person that is not a Loan Party any Material Intellectual Property or any other Material Assets, and (b) no Affiliate of the Loan Parties that is not a Loan Party herein shall own or hold an exclusive license to any Material Intellectual Property or any other Material Assets and subject to Section 7.18(b) below, all Material Intellectual Property shall be owned by a Loan Party organized or located in the United States and no other Person shall own any Material Intellectual Property.

(b) Section 7.18(a) shall not prohibit transfers of Material Intellectual Property or other Material Assets to any Subsidiary (including a Subsidiary that is not a Loan Party) in connection with an internal reorganization, tax planning or bona fide business purpose (which for the avoidance of doubt, shall not include any financing) so long as (i) no Default or Event of Default exists or would result therefrom (ii) such transferee acquires such Material Intellectual Property or Material Asset subject to the Lien of Administrative Agent, which shall continue as to the Material Intellectual Property or Material Asset that is so transferred, and (ii) contemporaneously with (or, in each case, within thirty (30) days after) such transfer, (A) such transferee becomes a Loan Party (or causes the applicable asset to be contributed to a Loan Party free and clear of any Lien or other claim) and otherwise complies with the requirements of Section 6.12 and (B) the Administrative Agent receives a perfected first-priority Lien (subject to Permitted Liens) on such transferred Material Intellectual Property or other Material Assets.

ARTICLE 8

RESERVED

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Term Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Term Loan, any fee or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.

(i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04, 6.05(a), 6.11, 6.18, 6.21, or Article 7; and

(ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03 (other than Section 6.03(a)), 6.07, 6.10, 6.12, 6.14, 6.16, 6.17, 6.19 or any affirmative covenant contained in any Collateral Document with respect to the delivery of Collateral to the Administrative Agent and such failure continues for five (5) days after the earlier of (x) a senior officer of any Loan Party becoming aware of such failure or (y) notice thereof to any Loan Party by the Administrative Agent or any Lender.

(c) Other Defaults. Any Loan Party fails to perform, observe or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document and such failure continues for thirty (30) days after the earlier of (x) a senior officer of any Loan Party becoming aware of such failure or (y) notice thereof to any Loan Party by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, or certification made or, pursuant to the express terms of the Loan Documents, deemed made by or on behalf of Holdings, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (except to the extent already qualified by knowledge, materiality or Material Adverse Effect, in which case it shall be true and correct in all respects and shall not be incorrect or misleading in any respect); or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period with respect thereto, in respect of one or more items of Indebtedness (other than Obligations, the First Priority Obligations and the ABL Facility Obligations) having an aggregate principal amount (including undrawn committed or available amounts) of more than $6,000,000; or (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Holdings or any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and such Person fails to challenge such Proceeding or such Proceeding is challenged but continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdings or any Loan Party or any of its Subsidiaries becomes unable to or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Holdings or any Loan Party or Holdings or any Loan Party otherwise becomes insolvent; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money (including a disgorgement order issued by a Governmental Authority) in an aggregate amount equal to or exceeding $6,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified and has not disclaimed its obligation to cover or indemnify), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, (B) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which the same is not discharged, satisfied, vacated, or bonded pending appeal, or (C) a stay of enforcement thereof is not in effect, or enforcement proceedings are commenced upon such judgment, order, or award; or

(i) ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the occurrence of any ERISA Event, or (ii) any Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or satisfaction in full of all the Obligations (other than Contingent Indemnification Obligations) or solely as the result of an action or failure to act on the part of the Administrative Agent based upon receipt of timely and accurate information from the Loan Parties), ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected Lien on any Collateral with a fair market value in excess of $1,800,000 purported to be covered by the Loan Documents with the priority required by the relevant Loan Document (subject to any applicable extension for perfection actions expressly set forth in Schedule 6.18); (ii) any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; (iii) [reserved]; or (iv) the obligation of any Guarantor under Article 10 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) Change of Control. There occurs any Change of Control; or

(l) First Priority Obligations, ABL Obligations and Subordinated Indebtedness. (i) any Indebtedness under the First Lien Loan Documents or the ABL Loan Documents is accelerated as a result of such breach or default by any Loan Party under the First Lien Loan Documents or the ABL Loan Documents, as applicable, (ii) [reserved], (iii) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, any Subordinated Indebtedness Documents, (iv) [reserved] or (v) the subordination provisions of any Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of any Subordinated Indebtedness or any Loan Party or any holder of the Indebtedness under any holder of any Subordinated Indebtedness contests the validity or enforceability of such subordination provisions.

9.02 Remedies upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, at the direction of the Required Lenders, take any or all of the following actions:

(a) [reserved];

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself and the other Secured Parties any and all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. Except as expressly provided for herein, presentment, demand, protest and all other notices (including notice of acceleration and notice of intent to accelerate) of any kind are hereby waived by the Borrower.

9.03 Collections of Rents and Profits by Receiver or Administrative Agent. Subject to the terms of the Term Intercreditor Agreement and ABL Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, Administrative Agent, on behalf of the Lenders, shall have the right to appoint a receiver to collect the rents and profits from the Mortgaged Property, if any, without consideration of the value of the Mortgaged Property or the solvency of any person liable for the payment of the amounts owing; and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the Obligations hereunder. Furthermore, Administrative Agent, at is option, shall have the right to collect such amounts without the appointment of a receiver.

9.04 Application of Funds. Subject to the terms of the applicable Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, any amounts received on account of the Obligations shall be applied by the Administrative Agent (acting at the direction of the Required Lenders) in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable or reimbursable to the Administrative Agent in its capacity as such until paid in full;

(b) Second, ratably, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Lenders until paid in full;

(c) Third, ratably to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans payable to the Lenders until paid in full;

(d) Fourth, ratably, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans until paid in full;

(e) Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

All amounts owing under this Agreement in respect of such Obligations including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency Proceeding under any Debtor Relief Law.

ARTICLE 10

GUARANTY

10.01 The Guaranty. Each Guarantor hereby guarantees, on a joint and several basis, to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at Law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will, upon written demand pay, or cause to be paid, to the Administrative Agent for the benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower becoming a debtor under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

Notwithstanding anything to the contrary herein, in the Security Agreement or in any other Loan Document, no Subsidiary organized or incorporated in Costa Rica, Mexico, Netherlands and Australia (including, in each case, their successors) shall be considered a CFC or a CFC Holdco (each, as defined in the Security Agreement), subject to any Section 956 Limitations, or be or become directly owned by any entity other than the Borrower or the Guarantors (such that Lenders are unable to obtain a 100% pledge of the Equity Interests issued by such entities); for purposes of the foregoing, “Section 956 Limitations” shall mean any exclusion or limitation on an entity being jointly liable, providing guarantees, pledging its assets, engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by such entity (e.g., any 65% limitation), in each case, as a result of such entity being a non-U.S. entity, a “controlled foreign corporation”, a CFC or a CFC Holdco (each, as defined in the Security Agreement) (or in each case subsidiary thereof) or any adverse tax, cost, or burden resulting under Section 956 of the Code or similar provision.

10.02 Obligations Unconditional. The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense (other than payment or performance) of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 10 until the date on which all Obligations (other than Contingent Indemnification Obligations) have been paid in full in cash. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f) any other action or inaction shall occur that might constitute a surety defense.

10.03 Reinstatement. The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such other Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. This paragraph shall survive any termination of this Agreement.

10.04 Waivers.

(a) Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and other Secured Parties: (a) any right to require the Administrative Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction); (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Loan Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 10.02; however, Guarantor agrees that such rights shall be automatically (and without any further action) be irrevocably waived and released if such security is acquired by a Person as a result of the exercise of the remedies under the Loan Documents.

10.05 Remedies. Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

10.06 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law, provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

10.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee (except as permitted by Section 11.11), and shall apply to all Obligations whenever arising.

10.08 Subordination of Other Obligations. Any Indebtedness of the Borrower, any Guarantor or any Subsidiary now or hereafter owing to any Loan Party or Subsidiary (the “Obligee”) is hereby subordinated in right of payment to the Obligations (and any Lien now or hereafter securing such Indebtedness is hereby subordinated in priority to the Liens of Administrative Agent now or hereafter securing any of the Obligations), and any such Indebtedness collected or received by the Obligee after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee under any other provision hereof. No Obligee shall exercise any remedy with respect to such Indebtedness prior to the Termination Date.

ARTICLE 11

THE ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints BMO as the Administrative Agent under this Agreement and the other Loan Documents; and designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute, deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party. The provisions of this Article 11 are solely for the benefit of the Secured Parties, and the Loan Parties shall not have rights as a third-party beneficiary of any such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein (and its duties or responsibilities shall be administrative in nature), nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Secured Party or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Administrative Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably (subject to the removal rights set forth in Section 11.09) appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Collateral Documents to secure any of the Obligations, together with such powers as are reasonably incidental thereto. In connection with the foregoing, the Administrative Agent, as “collateral agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant hereto for purposes of holding or enforcing (provided that, such enforcement shall be at the direction of the Required Lenders) any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article 11 and Sections 12.04 and 12.05 (as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto, and all references to the Administrative Agent in this Article 11 shall, where applicable, be read as including a reference to the Administrative Agent acting as the “collateral agent”.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

For purposes of clarity and notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, and without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder (including without limitation this Article XI), with respect to instances described by phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent’s discretion”, “selected by the Administrative Agent”, “elected by the Administrative Agent”, “requested by the Administrative Agent” and phrases of similar import that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), in order to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Administrative Agent to exercise any discretionary acts and any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act.

11.02 Delegation of Duties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Loan Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any of its duties and exercise any its rights and powers by or through their respective Agent-Related Persons, and the Administrative Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the acts or omissions, negligence or misconduct of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact. The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact and to the Agent-Related Persons of the Administrative Agent and any such sub-agent or attorney-in-fact.

11.03 Liability of Administrative Agent. No Agent-Related Person shall be liable for any action taken or omitted to be taken by any of them (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by the final and non-appealable judgment of a court of competent jurisdiction), and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based thereon or (iii) or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. Without limiting the foregoing, no Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into: (i) the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents or the occurrence of any Default; (iii) the state or condition of any properties of the Loan Parties constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; (v) the creation, validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the existence, value or sufficiency of any of the Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein or in any other Loan Document.

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

The Administrative Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

The Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties.

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Loan Documents.

The Administrative Agent shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby (provided that, the Administrative Agent shall hold possessory Collateral received by it for the benefit of the Secured Parties in accordance with the terms of the Security Agreement and any other relevant security agreement); (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral or (d) obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on the Administrative Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained.

For the avoidance of doubt, the Administrative Agent’s rights, protections, indemnities and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under this Agreement or any other Loan Documents and any other related agreements in any of their respective capacities and the Administrative Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement and in all of the other Loan Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Loan Document.

The Administrative Agent shall not be liable for any indirect, special, punitive or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

If at any time the Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Administrative Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Administrative Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Administrative Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

11.04 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to conclusively rely, and shall be fully protected in so relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, order or decree of a court of competent jurisdiction, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such direction, advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as may be expressly required hereby or in the other Loan Documents) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a direction, request or consent of the Required Lenders (or such other number or percentage of Lenders as may be expressly required hereby or in the other Loan Documents in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties. Notwithstanding the foregoing, the Administrative Agent shall not be required to take, or to omit to take, any action that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document, or applicable Law or that would expose the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of this Agreement. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution. (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, the Term Intercreditor Agreement and each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” and clearly labeled as such. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9, provided, that unless and until the Administrative Agent has received any such direction in accordance with this Section 11.05, the Administrative Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. The Lenders shall indemnify upon demand, and hold harmless, each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party, in a timely manner, and without limiting the obligation of any Loan Party to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Pro Rata Shares in effect immediately prior to such date), from and against any and all Indemnified Liabilities incurred by it, provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in furtherance of the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its Pro Rata Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Pro Rata Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses (including Attorney Costs) actually incurred by any Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Agent-Related Persons for such amounts. In any event, any amounts received from the Borrower as reimbursement for amounts already reimbursed by Lenders shall be paid to such Lenders in accordance with the terms hereof. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this Section 11.07. The undertaking in this Section 11.07 shall survive the Termination Date and the resignation or removal of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Administrative Agent were not the Administrative Agent, hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Term Loans (if any), Administrative Agent and/or its Affiliates (as applicable) shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include, if applicable, the Administrative Agent and/or its Affiliates (as applicable) in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor administrative agent for the Lenders, which successor administrative agent shall (unless an Event of Default described in Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed). The Required Lenders may also, by at least 10 days prior notice in writing to the Borrower and the Administrative Agent, remove the Administrative Agent. The Required Lenders shall then appoint from among the Lenders (or the affiliates thereof) a successor administrative agent for the Lenders, which successor administrative agent shall (unless an Event of Default described in Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed). In addition to the foregoing, the Required Lenders shall have the right, with the Borrower’s consent (absent an Event of Default described in Section 9.01(a), 9.01(f) or 9.01(g)) (any such consent not to be unreasonably withheld or delayed and which consent shall be deemed to have been given by the Borrower if the Borrower has not responded within ten (10) Business Days of a request for such consent), to appoint a successor that is not a Lender (or an affiliate thereof), which shall be a commercial bank or trust company with a combined capital and surplus of at least $1,000,000,000 with an office in the United States, or an Affiliate of any such bank with an office in the United States. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent, and the retiring or removed Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring or removed Administrative Agent’s resignation or removal, as applicable, hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement or while it was actively engaged in transferring its rights and obligations as Administrative Agent to the successor administrative agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation or notice of removal of the Administrative Agent, the retiring Administrative Agent’s resignation or removal of the removed Administrative Agent shall nevertheless thereupon become effective and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. If the Administrative Agent is the subject of an Insolvency Proceeding under the Bankruptcy Code as a debtor and the Administrative Agent has not received court permission to continue to serve in its capacity as administrative agent hereunder as it was serving prior to the commencement of such proceeding, then (i) notwithstanding Section 2.02(b), each Lender may, at its sole option, elect to make during such time the amount of its Pro Rata Share of any Term Loan required to be made hereunder directly to the Borrower rather than making such funds available to the Administrative Agent as otherwise required pursuant to Section 2.02(b), and (ii) upon request by the Required Lenders, the Borrower shall make during such time all payments otherwise due to the Administrative Agent, directly to such Lenders.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial Proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.09 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

11.11 Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent (at the direction of the Required Lenders) to release any Guarantor and any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition (including, in the case of a permitted Disposition of the Capital Stock in any Subsidiary of Holdings (other than the Borrower), all assets of such Subsidiary and any guaranty obligations of such Subsidiary) permitted hereunder or under any other Loan Document, (iii) with respect to any Subsidiary that becomes an Excluded Subsidiary or (iv) as approved in accordance with Section 12.01; provided that (A) in the case of clauses (ii) through (iv) above, no such release shall occur if such Guarantor continues to be a guarantor pursuant to the First Priority Loan Documents or the ABL Loan Documents (or any replacement or refinancing Indebtedness in respect thereof) and (B) in no event shall any Guarantor be released from its Guarantee solely as a result of ceasing to constitute a wholly-owned Subsidiary of Holdings after the Closing Date unless (v) no Default or Event of Default then exists or would result from the applicable transaction, (w) such cessation is pursuant to a permitted Disposition, (x) the Equity Interests of such Subsidiary have been transferred to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, (y) such transaction has been made for a bona fide business purpose and (z) there is Investment capacity pursuant to Section 7.03 sufficient to make an Investment in such released Subsidiary now that it is no longer a Guarantor (and such Investment shall be deemed to have been made as if such released Subsidiary were newly acquired). In connection with any such release, each Lender hereby authorizes and directs the Administrative Agent to, and the Administrative Agent agrees that it shall (at the direction of the Required Lenders), upon the request of the Borrower, (i) promptly execute and deliver or file such documents reasonably requested and prepared by the Borrower and perform other actions reasonably requested to release the guaranties and the Liens and (ii) deliver to the Loan Parties any portion of such Collateral so released in the possession of the Administrative Agent, in each case without recourse, representation or warranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11. Upon the request of the Administrative Agent in connection with any release or subordination of Liens requested by the Borrower pursuant to this Section 11.11, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and that such release or subordination is permitted hereby (and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this Section 11.11) and, notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, the Administrative Agent shall have no obligation to release any Guarantor from its Guarantee or its interest in any Collateral prior to receipt of such certificate. In the event of a foreclosure by Administrative Agent on any of the Collateral (which shall be at the direction of the Required Lenders in their sole discretion) pursuant to a public or private sale or any court ordered sale of the Collateral, Administrative Agent (either directly or via one or more acquisition vehicles) or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent (at the direction of the Required Lenders), as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) (either directly or via one or more acquisition vehicles) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale. For the avoidance of doubt, the Administrative Agent shall automatically and without the consent of the Required Lenders release the Liens on any First Priority Collateral or ABL Priority Collateral (as defined in the applicable Intercreditor Agreement) to the extent required by the terms of the applicable Intercreditor Agreement.

11.12 Other Agents. With the exception of any Lender designated as a “Documentation Agent” or “Co-Documentation Agent” hereunder and as otherwise set forth herein, none of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.

11.13 Lead Arranger and Book Runner. The Lead Arranger and Book Runner, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender or as Administrative Agent. Without limiting the foregoing, each of the Lead Arranger and Book Runner, in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Administrative Agent, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger and Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder. The Lead Arranger and Book Runner, in such capacity, shall be entitled to resign at any time by giving notice to Administrative Agent and Borrowers.

11.14 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender, as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 2.13 (Sharing of Payments), Section 12.08 (Confidentiality) and Section 12.09 (Setoff), and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound, provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.07 (Indemnification of Administrative Agent) only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of ratability or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and the Lenders shall be entitled to act at their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document. Without limiting the generality of the foregoing, each Lender irrevocably (i) consents to the terms and provisions of the applicable Intercreditor Agreement, (ii) agrees that it is and will be bound (as a Lender) by the terms and conditions of the applicable Intercreditor Agreement, whether or not such Lender executes such agreement, (iii) authorizes and directs the Administrative Agent to (A) enter into the Term Intercreditor Agreement on the Closing Date and (B) enter into (and/or acknowledge, as applicable) each other Intercreditor Agreement (or amendment, amendment and restatement or supplement thereto) approved by the First Priority Required Lenders (including, without limitation, any Intercreditor Agreement (or amendment, amendment and restatement or supplement thereto) approved by the First Priority Required Lenders in connection with the incurrence of any Indebtedness pursuant to Section 7.01(d)(ii)), and (iv) will not take any actions contrary to the provisions of the applicable Intercreditor Agreement; provided, that, the parties agree that the foregoing consents and agreements shall not apply to any Intercreditor Agreement (or amendment, amendment and restatement or supplement thereto), in each case, proposed to be entered into by the Administrative Agent after the Closing Date, to the extent such Intercreditor Agreement, or amendment, amendment and restatement or supplement thereto, as applicable, would be materially more restrictive on the rights of the Administrative Agent and the Lenders thereunder than the restrictions on (a) such rights set forth in the Term Intercreditor Agreement as in effect on the Closing Date, including, but not limited to, the rights of Administrative Agent and Lenders to receive Permitted Second Lien Payments (as defined in the Term Intercreditor Agreement) pursuant to Sections 2.4(c) and 4.4 of the Term Intercreditor Agreement, and (b) the rights set forth in Sections 2.05(b)(ii), 2.07 and 2.08(c) of this Agreement (in each case, as reasonably determined by the Borrower and the First Priority Required Lenders in good faith), unless the Lenders receive notice of and affirmatively consent to (such consent not to be unreasonably withheld) the terms and provisions of such Intercreditor Agreement.

11.15 Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them are hereby granted to, and shall be vested exclusively in, and all actions and Proceedings in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent (or its agents or designees) in accordance with the Loan Documents for the benefit of the applicable Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender or Participant from exercising setoff rights in accordance with Section 12.09, (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Proceeding relative to any Loan Party under any Bankruptcy Code or other Debtor Relief Law or (iv) any Lender or other Secured Party from exercising any express right or remedy of such Lender under the Loan Documents where the Administrative Agent does not have the power and authority under the Loan Documents to act on behalf of such Lender or other Secured Party; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (B) in addition to the matters set forth in Section 11.04 and Section 12.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.16 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.16(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Term Loans hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.17 Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent, within ten (10) days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to Section 3.01 and without limiting any obligation of the Loan Parties to do so pursuant to Section 3.01), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(d) relating to the maintenance of a Participant Register (as defined below), and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all expenses, including legal expenses, and any other out-of-pocket expenses incurred in connection therewith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 11.16. The agreements in this Section 11.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

ARTICLE 12

MISCELLANEOUS

12.01 Amendments, Etc. Except as provided for in Section 3.03, no amendment or waiver of any provision of any Loan Document (other than the Fee Letters, the Deposit Account Control Agreements or the Securities Account Control Agreements), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the Loan Parties party to the applicable Loan Document (or the Borrower on behalf of the Borrower or such Loan Parties) and acknowledged by the Administrative Agent, provided, that no such amendment, waiver or consent shall:

(a) extend the expiry or increase the amount of the Commitments (or reinstate any Commitment terminated pursuant to Section 9.02) of a Lender, without the written consent of such Lender (it being understood and agreed that a waiver or amendment of any Default or Event of Default shall not be considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided, that (i) the foregoing shall not apply to waivers of any mandatory prepayments, (ii) change in the definitions of any ratio used in the calculation of any rate of interest or fees (or any component definitions thereof) shall not constitute a reduction in any rate of interest or fees and (iii) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender;

(e) release all or substantially all of the Collateral, amend Section 7.18 or Section 11.11(b), consensually subordinate the Liens of Administrative Agent on the Collateral (except with respect to Property subject to a Lien permitted under Section 7.02(h) as in effect on the date hereof or as otherwise contemplated by the Term Intercreditor Agreement) or consensually subordinate the Obligations to other indebtedness or liabilities, in each case without the written consent of each Lender;

(f) unless otherwise permitted under this Agreement, release the Borrower; or release all or substantially all of the Guarantors from their obligations under the Loan Documents (or otherwise limit such Guarantors’ liability) without the written consent of each Lender;

(g) amend Section 12.07(b)(v) or any provision hereof so as to allow any Ineligible Person to purchase or be assigned any of the Term Loans without the written consent of each Lender and the Borrower;

(h) amend the definition of “Pro Rata Share”, Section 9.04 or any other provision hereof that alters the pro rata sharing provisions hereof amongst the Lenders without the written consent of each Lender;

(i) [Reserved]; or

(j) Notwithstanding anything to the contrary in this Agreement, this Agreement may be amended, waived or otherwise modified in a signed writing only by the applicable Loan Parties and the Administrative Agent (at the direction of the Required Lenders) in connection with the entry into any Collateral Document or any similar document governed by the laws of any jurisdiction outside of the United States;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letters, the Deposit Account Control Agreements and the Securities Account Control Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iii) any Collateral Document may be amended, waived or otherwise modified with the consent of the Administrative Agent and the applicable Loan Party without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect, (C) to grant a new Lien for the benefit of the Secured Parties or to extend any existing Lien over additional property or adding additional Subsidiaries of Holdings or other pledgors as parties thereto, or (D) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Required Lenders and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this clause (iii) shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the Borrower’s delivery of notice to the Lenders thereof.

Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise provided herein, all notices and other communications provided for hereunder shall be in writing, which includes messages sent by electronic mail or other electronic transmission. All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Loan Parties, to the Borrower at the address, facsimile number, electronic mail address or telephone number specified for the Borrower on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent;

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Lenders; and

(iii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when received by the relevant party hereto; (B) if delivered by certified mail, four (4) Business Days after deposit in the mails, properly addressed, postage prepaid and return receipt requested; (C) if delivered by facsimile, when sent; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed by facsimile or by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof, provided, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. Each Loan Party hereby acknowledges that the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak, IntraLinks, DebtDomain or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent- Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely in good faith and act upon, and shall not incur any liability for relying upon in good faith, any notices purportedly delivered by or on behalf of any Loan Party or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Subject to Section 12.05, the Borrower shall indemnify each Agent-Related Person and each Lender from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or the Borrower.

12.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party therefor except as expressly provided therein. Within thirty (30) days of receiving a reasonably detailed invoice therefor (or on the Closing Date with respect to amounts invoiced at least two (2) Business Days before the Closing Date), the Borrower agrees to pay or reimburse the Administrative Agent and the Lender Parties (a) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, (b) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and the other Loan Documents (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and documented out-of-pocket Attorney Costs and costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement (each being an “E-System”), and (c) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or the exercise of remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. In the case of Attorney Costs otherwise payable or reimbursable under this paragraph, Attorney Costs shall in all cases be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges (i) of one outside counsel to the Lenders (which, for the avoidance of doubt, is a different counsel than set forth in clause (ii) below), taken as a whole, and, if reasonably necessary, one special counsel and one local counsel to the Lenders taken as a whole in each and any applicable jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each Lender similarly situated, and (ii) of one counsel to the Administrative Agent, and, if reasonably necessary, one special counsel and one local counsel to the Administrative Agent in each and any applicable jurisdiction. The foregoing costs and expenses shall include all due diligence, search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses (including travel, courier, reproduction, printing and delivery expenses) incurred by the applicable Persons and the cost of independent public accountants, consultants and other outside experts retained by any Lender Parties with the Borrower’s prior written consent or the Administrative Agent. All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred. The agreements in this Section 12.04 shall survive the Termination Date and the resignation or removal of the Administrative Agent.

12.05 Indemnification by the Loan Parties. The Loan Parties agree jointly and severally to indemnify and hold harmless (x) each Agent-Related Person, managers, partners, equity holders, representatives, counsel, advisors, controlling persons, members and agents of all of the foregoing Persons and successors and permitted assigns of each of the foregoing (collectively, the “Agent Indemnitees”) and (y) each Lender (except Disqualified Institutions) and their respective Affiliates (other than Disqualified Institutions) of all such Persons, and the directors, officers, employees, managers, partners, equity holders, representatives, counsel, advisors, agents, controlling persons, attorneys-in-fact, and members of all of the foregoing Persons and successors and permitted assigns of each of the foregoing (collectively the “Lender Indemnitees”; together with the Agent Indemnitees, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs incurred by each Indemnitee and other costs of investigation or defense, including those incurred upon any appeal, but in the case of Attorney Costs, limited in all circumstances under this Section 12.05 to the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one outside counsel to the Lender Indemnitees (which, for the avoidance of doubt, is a different counsel than set forth in clause (ii) below), taken as a whole, and, if reasonably necessary, of one special counsel and one local counsel to the Lender Indemnitees taken as a whole in each and any applicable jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each Lender Indemnitee similarly situated, and (ii) of one counsel to the Agent Indemnitees, and, if reasonably necessary, of one special counsel and one local counsel to the Agent Indemnitees in each and any applicable jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each Agent Indemnitee similarly situated) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Term Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials at, on, in, under or from any Real Property currently or formerly owned by the Borrower or any other Loan Party (including the Facilities), any violations of any Environmental Law or Environmental Permit by the Borrower or any other Loan Party, or any Environmental Liability of the Borrower, or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith (other than in the case of any Agent Indemnitee) or willful misconduct of such Indemnitee, (y) other than in the case of any Agent Indemnitee are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a material breach of such Indemnitee’s obligations hereunder or (z) are a result of any dispute solely among the Indemnitees (other than claims by or against any Agent Indemnitee in the Administrative Agent’s capacity in fulfilling its role as Administrative Agent) and not arising out of any act or omission of any Loan Parties (or any of their Subsidiaries or Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet or any E-System in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date). All amounts due under this Section 12.05 shall be payable within fifteen (15) Business Days after written demand therefor (which demand shall include reasonable supporting information). No Loan Party nor any of its respective Affiliates and Subsidiaries or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable to any Lender or Administrative Agent for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party) in connection with the Term Loans, the Loan Documents, or the transactions contemplated hereby and thereby. The agreements in this Section 12.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender and the Termination Date. To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section 12.05, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses resulting from or relating to the Loan Document and arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items (x) are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith (other than in the case of any Agent Indemnitee) or willful misconduct of such Indemnitee, (y) other than in the case of any Agent Indemnitee, are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a material breach of such Indemnitee’s obligations hereunder or (z) are a result of any dispute solely among the Indemnitees (other than claims by or against any Agent Indemnitee in the Administrative Agent’s capacity in fulfilling its role as Administrative Agent) and not arising out of any act or omission of any Loan Parties (or any of their Subsidiaries or Affiliates). This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent losses, damages, claims, etc. arising from any non-Tax claim.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied (along with any security interest previously terminated with respect to such obligations) shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and such termination had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The provisions of this paragraph shall survive any termination of this Agreement.

12.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party, provided that (x) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.07, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it), provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 12.07, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment of a Term Loan Commitment or Term Loan, unless each of the Administrative Agent and the Borrower, consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches or facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.07 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (y) an Event of Default described in Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment if the Administrative Agent has not received an objection thereto in writing within ten (10) Business Days after the Borrower’s receipt of notice of such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), shall be required for assignments in respect of a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent at its sole option), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, any “know your customer” documentation requested by the Administrative Agent under applicable anti-bribery and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and (with copy to the Borrower) a properly completed and duly signed IRS Form W-9 or such other documentation specified in Section 3.01(e).

(v) No Assignment to Certain Parties. No such assignment may be made to (A) [reserved], (B) any Loan Party, (C) [reserved] or (D) any of their respective Affiliates or Subsidiaries (each, an “Ineligible Person”).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person or any investment vehicles established primarily for the benefit of, or operated by, one or more natural persons.

For purposes of determining compliance with Sections 12.07(b)(v) and 12.07(b)(vi) above, the Administrative Agent and assigning Lender may rely upon the representations and warranties of the proposed assignee Lender absent manifest error disclosed on the face of the applicable Assignment and Assumption; it being agreed that neither the Administrative Agent nor any assigning Lender shall have any duty of inquiry to determine such compliance.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request of the assignee Lender, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.07.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (the “Registrar”), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts and stated interest of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment or transfer of a Term Loan or a Commitment (other than a pledge described in subsection (f) below) shall be effective unless and until registered in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s or other Loan Party’s Obligations in respect of any Term Loan. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section, and the Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05. This Section 12.07(c) shall be construed so that the Commitments, Term Loans, and other Obligations under any Loan Document are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person, any investment vehicles established primarily for the benefit of, or operated by, one or more natural persons, any Ineligible Person or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it), provided that (i) such Lender’s obligations under this

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 (clauses (a), (b), (c), (e) and (f)) that affects such Participant. Subject to subsection (e) of this Section, the Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section and subject to the requirements and limitations therein, including complying with a Lender’s obligations under Section 3.01 (it being understood that any documentation required of a Participant in Section 3.01(e) shall be provided to the participating Lender only). To the extent permitted by law and to the extent the identity of such Participant has been disclosed to the Borrower in writing, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Term Loans or other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor sections). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. This Section 12.07(d) shall be construed so that the Commitments, Term Loans, and other Obligations under any Loan Document are at all times maintained in “registered form” within the meanings of Sections 163(f), 165(i), 871(h)(2), 881(c)(2) and 4701 of the Internal Revenue Code and any Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and such Participant shall in any event be subject to replacement pursuant to Section 12.15 in the event that it exercises such rights.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge or assignment.

(g) Lender Securitization. In addition to any other assignment permitted pursuant to this Section, the Loan Parties hereby agree that (i) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Term Loans (a “Lender Securitization”) through the pledge of the Term Loans as collateral security for term loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Term Loans (such as, for instance, collateralized loan obligations), and (ii) such Lender Securitization may be rated by a Rating Agency. The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization, including providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Term Loans or the Lender Securitization.

(h) Consent to Disclosure; Cooperation of Loan Parties. Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective assignee of a Commitment or Term Loan (in each case, other than a Disqualified Institution or any other Person that the Borrower has previously objected in writing to provide its consent to assignment to in accordance with Section 12.07(b)(iii)(A)), any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement. If necessary, each Loan Party agrees to execute any documents (including new Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Term Loan to an assignee in accordance with Section 12.07.

(i) [Reserved]

(j) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that is a Disqualified Institution as of the date on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless (i) the Administrative Agent (at the direction of the Required Lenders) and the Borrower have, in each case consented in writing in its sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. The Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same. Any purported assignment sold or participation made to a Disqualified Institution in violation of this Section 12.07 or, to the extent required by Section 12.07(b), without the prior written consent of the Borrower, shall be null and void ab initio and such Commitment or Term Loan assigned or participated shall remain the property of the Lender purporting to assign or participate such Commitment or Term Loan. For the avoidance of doubt, no assignment or participation shall be retroactively invalidated pursuant to this Section 12.07(j) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”).

(ii) Administrative Agent and each assignor of a Term Loan or seller of a participation hereunder shall be entitled to rely in good faith on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Administrative Agent or Lenders by the Borrower, Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state, provincial, territorial or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state, provincial, territorial or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The parties to this Agreement hereby acknowledge and agree that the Administrative Agent solely in its capacity as such, shall not be deemed to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 12.07(j) by any Lender, nor shall the Administrative Agent, in its capacity as such, have any duty, responsibility or liability to monitor assignments, participations or other actions in respect of Disqualified Institutions; provided, for the avoidance of doubt, that notwithstanding anything herein to the contrary, the Administrative Agent shall not be relieved of its obligation to comply with this Section 12.07(j) in its capacity as a Lender (if applicable), hereunder.

(k) Waiver. No Disqualified Institution shall (i) be entitled to bring actions against Administrative Agent, in its role as such, (ii) receive advice of counsel or other advisors to Administrative Agent or any other Lenders or (iii) challenge the attorney client privilege of Administrative Agent or any Lender and their respective counsel.

12.08 Confidentiality.

(a) [Reserved].

(b) Each of the Administrative Agent and each Lender severally (and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, Approved Funds and financing sources and to its and its Affiliates’, Approved Funds’ and financing sources’ respective partners, directors, officers, employees, agents, consultants, counsel, accountants, advisors, controlling persons, managed funds, financing sources, actual and prospective investors, and other representatives (collectively, the “Representatives”) on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and the Administrative Agent or such Lender, as applicable, shall be responsible for any breach of this Section by such Representative, or to Rating Agencies, (ii) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including without limitation, any regulatory filings; provided, that the Administrative Agent or such Lender, as applicable, to the extent permitted to do so, shall use commercially reasonable efforts to provide prior written notice to the Borrower prior to disseminating any Information (other than as party of Administrative Agent’s or such Lender’s ordinary course regulatory filings) in connection with this clause (ii) and to limit such disclosure to the extent necessary to comply with such request or requirement, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar judicial or legal process; provided, that the Administrative Agent or such Lender, as applicable, to the extent permitted to do so, shall use commercially reasonable efforts to provide prior written notice to the Borrower prior to any disclosure of Information in connection with this clause (iii) and to limit such disclosure to the extent necessary to comply with such law, regulation subpoena or similar judicial action or legal process, (iv) to any other party to the Loan Documents (other than a Disqualified Institution), (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to applicable service providers in order to obtain a CUSIP for the Term Loans, (vii) to (A) subject to the restrictions in Section 12.07(h), any actual or prospective assignee, successor Administrative Agent or pledgee of or Participant in any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty to any swap or derivative transaction, provided, that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (A) and (B), (viii) with the prior written consent of the Borrower (which consent may be withheld or conditioned for any reason), (ix) any other party to this Agreement or to any investor, lender or other funding source of a Lender or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties and, to the actual knowledge of the Administrative Agent or such Lender, such source does not owe a confidentiality obligation to any Loan Party or their respective Subsidiaries with respect to such information. The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information.

For purposes of this Section, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any other Secured Party or their Representatives on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own information of a similar type and (ii) “Rating Agencies” means Moody’s, S&P, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.

(c) Neither the Borrower nor any Affiliate thereof will issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or any Lender or its Affiliates or referring to this Agreement or the other Loan Documents without the prior written consent of Administrative Agent or such Lender unless (and only to the extent that) (i) the Borrower or Affiliate is required to do so under law and then, in any event, the Borrower or Affiliate will to the extent permitted by applicable Law or regulation notify such Lender before issuing such press release or other public disclosure or (ii) the information disclosed has already been made publicly available pursuant to the next following sentence. The Loan Parties hereby consent to the publication by any Secured Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement (such material may, without limitation, include a description of the Loan Parties and the use of any identifying trademark or other marks of a Loan Party); provided, such Secured Party agrees to provide a proof or other draft of such tombstone or other similar advertising material to the Borrower prior to the publication or dissemination thereof. Each Secured Party reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.09 Set-off. In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the applicable Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), but without prior notice to the Borrower or any other Loan Party (any such notice being waived by the Borrower on their own behalf and on behalf of each Loan Party), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such set-off and application. Any Lender exercising a right to set-off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Obligations as would be necessary to cause all Lenders to share the amount so set-off with each other Lender in accordance with this Agreement.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (.pdf or.tiff format) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any other Loan Document shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

12.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter (other than in respect of any terms that expressly survive the termination or expiration thereof following the delivery of this Agreement), provided that the Fee Letters shall survive the effectiveness of this Agreement and the borrowing hereunder on the Closing Date and shall continue to be in full force and effect after the Closing Date in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control, provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, unless such Lender has waived its right to such additional amount, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 12.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), or (iv) it is, and continues to be, unlawful for any Lender to fund or maintain SOFR Loans as provided in Section 3.02, then the Borrower may, at its sole option, expense and effort, and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.07(b) (if any);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement Lender consents to the proposed change, waiver, discharge or termination, provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Term Loans pursuant to this Section 12.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.16 Governing Law.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE OPTION OF THE ADMINISTRATIVE AGENT (OR AT THE DIRECTION OF THE REQUIRED LENDERS IF SUCH DIRECTION IS GIVEN BEFORE SUCH A SUIT IS BROUGHT BY THE ADMINISTRATIVE AGENT) IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY IS LOCATED TO THE EXTENT SUCH COURTS HAVE JURISDICTION OVER THE RELEVANT OBLIGOR OR OVER SUCH COLLATERAL OR OTHER PROPERTY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED

OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

12.19 Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender or administrative agent, as applicable. Neither the Administrative Agent nor any Lender or other Secured Party has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender or any other Secured Party undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Administrative Agent nor any Lender or other Secured Party shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO SECURED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY SECURED PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Lenders or among the Loan Parties and the Lenders and the Administrative Agent.

12.20 Certain Intercreditor Provisions.

(a) Subject to the applicable Intercreditor Agreement, Holdings shall not, and shall not permit any Subsidiary to, grant or permit any Liens on any asset or property to secure any obligation under the First Priority Credit Agreement or the ABL Credit Agreement unless it also grants a Lien on such asset or property to secure the Obligations (unless such grant has been offered and is expressly refused in writing by the Administrative Agent (at the direction of the Required Lenders)).

(b) Each Lender irrevocably appoints, designates and authorizes the Administrative Agent enter into the applicable Intercreditor Agreement and each Subordination Agreement on its behalf and to take such action on its behalf pursuant to the provisions of such agreements (at the direction of the Required Lenders where applicable). Each Lender agrees to be bound by the terms of the applicable Intercreditor Agreement and any Subordination Agreement (provided that any amendments or other modifications to the applicable Intercreditor Agreement and any Subordination Agreement shall be at the direction of the Required Lenders). In the event of any conflict between the terms of this Agreement and the terms of the applicable Intercreditor Agreement or any Subordination Agreement, as applicable, the terms of the applicable Intercreditor Agreement or any Subordination Agreement, as the case may be, shall govern.

12.21 [Reserved].

12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	AMVAC CHEMICAL CORPORATION, a California corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

HOLDINGS AND GUARANTOR:	AMERICAN VANGUARD CORPORATION, a Delaware corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

GUARANTORS	GEMCHEM, INC., a California corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

AGRINOS, INC., a Delaware corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

OHP, INC., a California corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

TYRATECH, INC., a Delaware corporation

	By:	/s/ Timothy J. Donnelly
	Name:	Timothy J. Donnelly
	Title:	CLO, General Counsel and Secretary

[Signature Page to Credit and Guaranty Agreement]

ADMINISTRATIVE AGENT:	BMO BANK N.A., as Administrative Agent

	By:	/s/ Arthur Martinez
	Name:	Arthur Martinez
	Title:	Vice President | Corporate and US Commercial Banking

[Signature Page to Credit and Guaranty Agreement]

LENDERS:	AGCOUNTRY FARM CREDIT SERVICES, FLCA, as a Lender

	By:	/s/ Eric Born
	Name:	Eric Born
	Title:	Vice President Capital Markets

[Signature Page to Credit and Guaranty Agreement]

COMPEER FINANCIAL, PCA, as a Lender

By:	/s/ Kevin Buente
Name:	Kevin Buente
Title:	Principal Credit Officer Risk

[Signature Page to Credit and Guaranty Agreement]

COBANK, ACB, as a Lender

By:	/s/ Kaitlyn Stringert
Name:	Kaitlyn Stringert
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

COLUMBIA BANK (formerly known as Umpqua Bank), as a Lender

By:	/s/ Dan Kellow
Name:	Dan Kellow
Title:	VP / Special Assets Officer

[Signature Page to Credit and Guaranty Agreement]

GREENSTONE FARM CREDIT SERVICES, FLCA, as a Lender

By:	/s/ Jeremy Reineke
Name:	Jeremy Reineke
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]